UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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St. Jude Medical, Inc.

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Notice of 2011 Annual Meeting and

Proxy Statement

ST. JUDE MEDICAL, INC.

One St. Jude Medical Drive

St. Paul, Minnesota 55117

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	8:30 a.m. central time Thursday, May 12, 2011
PLACE	Minnesota History Center 345 Kellogg Boulevard West St. Paul, Minnesota 55102
ITEMS OF BUSINESS	(1)	To elect three members to our Board of Directors, for terms ending in 2014.
	(2)	To hold an advisory vote on compensation of our named executive officers.
	(3)	To hold an advisory vote on the frequency of the advisory vote on compensation of our named executive officers.
	(4)	To approve amendments to the St. Jude Medical, Inc. 2007 Stock Incentive Plan.
	(5)	To consider and act upon a shareholder proposal regarding the declassification of our Board of Directors.
	(6)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.
	(7)	To transact such other business as may properly come before the meeting.
RECORD DATE	Holders of St. Jude Medical, Inc. common stock of record at the close of business on March 15, 2011 are entitled to notice of and to vote at the meeting.
PROXY VOTING	It is important that your shares be represented at the meeting, regardless of the number of shares you hold. PLEASE VOTE AS SOON AS POSSIBLE BY MAIL, PHONE OR INTERNET. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the annual meeting. If you received paper copies of our proxy materials, instructions on the three different ways to vote your shares are found on the enclosed proxy form. You should vote by proxy even if you plan to attend the meeting. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

Pamela S. Krop Vice President, General Counsel & Corporate Secretary

April 1, 2011

i

St. Jude Medical, Inc.
One St. Jude Medical Drive
St. Paul, MN 55117

Proxy Statement for Annual Meeting of Shareholders
to be held on May 12, 2011

GENERAL INFORMATION ABOUT THE MEETING

We are providing these proxy materials in connection with the solicitation by the Board of Directors of St. Jude Medical, Inc. (“St. Jude Medical,” the “Company,” “we” or “us”) of proxies to be voted at our 2011 Annual Meeting of Shareholders and at any meeting following adjournment thereof.

You are cordially invited to attend the annual meeting on May 12, 2011, beginning at 8:30 a.m. central time. The meeting will be held at the Minnesota History Center, 345 Kellogg Boulevard West, St. Paul, Minnesota. The location is accessible to handicapped persons.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2010 Annual Report on-line. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request to receive one.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 12, 2011: This Proxy Statement and Our 2010 Annual Report are Available at www.proxyvote.com.

We are first making available this proxy statement and the forms of proxy and voting instructions on or about April 1, 2011 to holders of our common stock on March 15, 2011, the record date for the meeting.

Proxies and Voting Procedures

Your vote is important. Because many shareholders cannot attend the annual meeting in person, it is necessary that a large number be represented by proxy. If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	Over the telephone by calling a toll-free number (if you received paper copies of our proxy materials)
•	Electronically, using the internet
•	By completing, signing and mailing the proxy card (if you received paper copies of our proxy materials)

The telephone and internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a shareholder of record and would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the Notice or on the enclosed proxy card. If you received paper copies of our proxy materials and wish to submit your proxy by mail, please return your signed proxy card to us before the meeting.

If your shares are held in the name of a broker, bank or other nominee, then the broker, bank or other nominee is considered to be the shareholder of record with respect to those shares and you must vote your shares in the manner prescribed by the broker, bank or other nominee. Your broker, bank or other nominee has provided a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares. If your shares are held in the name of a broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the broker, bank or other nominee to be able to vote at the meeting.

You may revoke your proxy and change your vote at any time before your proxy is voted at the meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. If your shares are held in the name of a broker, bank or other nominee, contact your broker, bank or other nominee regarding how to revoke your proxy and change your vote.

All shares entitled to vote at the meeting and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you sign and return your proxy card or submit your proxy by telephone or internet and do not indicate how your shares should be voted on any particular matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Board of Directors on that matter, as set forth in this proxy statement, and, in the case of the advisory vote on the frequency of the advisory vote on compensation of our named executive officers (the “Frequency of Say on Pay Proposal”) and the shareholder proposal regarding the declassification of our Board of Directors (the “Declassification Shareholder Proposal”), will be treated as abstentions.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement was printed, the Company did not anticipate that any matters other than those set forth in the Notice of Annual Meeting of Shareholders would be raised at the meeting.

Shareholders Entitled to Vote

Shareholders at the close of business on the record date are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each matter properly brought before the meeting, and there is no cumulative voting.

On the record date, March 15, 2011, there were 326,337,890 shares of common stock outstanding and, therefore, entitled to vote at the annual meeting.

Required Vote

The presence, in person or by proxy, of a majority of the shares entitled to vote at the meeting is necessary to constitute a quorum at the meeting for the transaction of business.

Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), brokers, banks and other nominees do not have discretionary authority to vote with respect to (i) the election of the Company’s Directors, (ii) the advisory vote on compensation of our named executive officers (the “Say on Pay Proposal”), (iii) the Frequency of Say on Pay Proposal, (iv) the vote on amendments to the St. Jude Medical, Inc. 2007 Stock Incentive Plan (the “Stock Plan Proposal”) and (v) the Declassification Shareholder Proposal.

In an uncontested election (where, as at the annual meeting, the number of Director nominees does not exceed the number of Directors to be elected), our articles of incorporation provide that a Director is elected if the number of votes cast “for” a Director exceeds the number of votes cast “against” the election of that Director. To address a holdover provision in Minnesota law that allows a Director who has not been re-elected to remain in office until a successor is identified, our Principles of Corporate Governance require that any Director nominee who receives a greater number of votes “against” his or her election than votes “for” such election must promptly offer to tender his or her resignation following certification of the shareholder vote. The Governance and Nominating Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept the Director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release. Any Director who offers to tender his or her resignation as described above will not participate in the Governance and Nominating Committee’s recommendation or Board action regarding whether to accept the resignation offer.

At any meeting for which the number of Director nominees exceeds the number of Directors to be elected, our articles of incorporation provide that Directors are elected by a plurality of the votes present and entitled to vote on the election of Directors. This means that if shareholders are electing three Directors, the three Director nominees receiving the highest number of votes will be elected.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required to approve the Say on Pay Proposal, the Stock Plan Proposal and the Declassification Shareholder Proposal and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011, provided that the total number of shares that voted in favor of each proposal constitutes more than 25% of our outstanding shares. For the Frequency of Say on Pay Proposal, the frequency selected by shareholders will be determined based on a plurality of the votes cast. This means that the option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency that has been selected by shareholders.

Abstentions on any matter will be counted as shares that are present and entitled to vote for purposes of determining the approval of such matter. Abstentions have no effect on the election of Directors or the Frequency of Say on Pay Proposal and have the same effect as a vote “against” the other proposals. Broker “non-votes” on any matter will not be considered as present and entitled to vote for purposes of determining the approval of such matter.

Cost of Proxy Solicitation

St. Jude Medical will pay the cost of soliciting proxies. We are soliciting proxies primarily by mail. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company in person or by telephone, facsimile or other electronic means. These persons will not receive any additional compensation for providing this service.

In accordance with the regulations of the SEC and the NYSE, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

GOVERNANCE OF THE COMPANY

Board Leadership Structure

The Board of Directors of St. Jude Medical is responsible for overseeing the business, property and affairs of the Company. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its Committees.

The Board is currently comprised of Mr. Daniel J. Starks, who has served as Chairman of the Board, President and Chief Executive Officer since 2004, and seven independent Directors. Mr. John W. Brown has served as Presiding Director since 2006. The Presiding Director plays an important role in the Board’s governance structure. The Presiding Director works closely with the Chairman and the other Directors, as appropriate, to set and approve the agenda for Board and Governance and Nominating Committee meetings, to ensure that there is an appropriate flow of information to the Board and to make sure that management properly and adequately addresses matters of interest to the Board. The Chairman conducts the actual Board meetings, and the Presiding Director organizes and presides over all executive sessions of the non-management, independent Directors. The other principal responsibilities of the Presiding Director include:

•	Counseling the Chairman on issues of interest or concern to the independent Directors;
•	Evaluating, along with the members of the Board, the Chairman’s performance and meeting with the Chairman to discuss the Board’s evaluation;
•	Advising the Chairman concerning the independent Directors’ views as to the quantity, quality and timeliness of the flow of information from management that is necessary for the independent Directors to effectively and responsibly perform their duties; and
•	Conducting an annual self-assessment to evaluate the effectiveness of the Board and individual Board members.

The Presiding Director also serves as Chairman of the Governance and Nominating Committee, the principal Board committee charged with responsibility for the Board’s governance structure. In this dual role, the Presiding Director facilitates the ability of non-management Directors to fulfill their responsibilities and provides a structure for communicating any concerns the non-management Directors may have directly to the Company’s executive management.

The Board is comprised of qualified and experienced leaders with the ability to act independently in providing oversight to the Company. Of the seven independent Directors serving on the Board, three are currently serving or have served as chief executive officers of other companies. Of the four independent Directors who have not served as a chief executive officer of a company, one Director served as chief financial officer of a multi-billion dollar manufacturer of specialty medical technology products, one served as managing partner of a law firm, one served as chief marketing officer for one of the largest pharmaceutical companies in the world and one has held a number of leadership positions in two of the largest information technology companies in the world. Accordingly, we believe that all of our Directors have demonstrated seasoned leadership in large enterprises and are familiar with board processes. For additional information about the backgrounds and qualifications of the Directors, see “Director Qualifications” on page 7 of this proxy statement.

The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the shareholders’ interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be held by an independent Director or one or more senior executives who serve on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces and are in the best position to evaluate the needs of the Company and how best to maximize the capabilities of the Directors and management to meet those needs.

We believe that the Company, like many U.S. companies, is best served by having one person serve as both Chief Executive Officer and Chairman of the Board. The Board believes that through this leadership structure, Mr. Starks is able to draw on his intimate knowledge of the daily operations of the Company and its relationships with customers and employees to provide the Board with leadership in setting its agenda and properly focusing its discussions. As the individual with primary responsibility for managing our day to day operations, Mr. Starks is also best-positioned to chair regular Board meetings and ensure that key business issues are brought to the Board’s attention. The combined role as Chairman and Chief Executive Officer also ensures that the Company presents its message and strategy to shareholders, employees, customers and other stakeholders with a unified, single voice. The appointment by the Board of an experienced independent Presiding Director with substantial responsibilities provides additional strength and balance to our Board leadership structure.

Board’s Role in Risk Oversight

The Board takes an active role in risk oversight of the Company both as a full Board and through its Committees. Through detailed reviews, discussions and presentations by the heads of the Company’s various businesses, the Board reviews and advises with respect to the Company’s business strategies and financial plans, with attention and focus on the risks to achievement of these strategies and plans. Such risks include those inherent in the Company’s businesses as well as the risks from external sources such as competitors, the economy and credit markets, and regulatory and legislative developments. In addition, the heads of certain of the Company’s key functional areas, e.g., IT, Legal and Regulatory, regularly update the Board on risks in their areas.

At least annually, management provides a report to the Board identifying the principal risks facing the Company and its subsidiaries. This report is intended to assist the Board in its evaluation of the Company’s risk management practices and to promote a culture that actively identifies and manages risk. More in-depth information and discussion of particular risk areas may be provided upon request of the Board.

Each year management also conducts an assessment of financial risks to the Company and reports its findings to the Audit Committee, which in turn provides a summary to the full Board. The financial risk assessment process is facilitated by St. Jude Medical’s internal audit team. Members of the internal audit team interview key department and functional leaders from a global cross-section of the Company to identify and evaluate financial risks and the steps being taken to mitigate the risks. Identified risks are prioritized based on the potential exposure to the business, measured as a function of the severity and speed of impact and likelihood of occurrence. At least annually, there is also an evaluation of management’s preparedness to respond to the risks if realized. The risk profiles and current and future mitigating actions are discussed and refined during subsequent discussions with senior management. A summary of the results of the financial risk assessment process and risk mitigation activities is presented to the Audit Committee, provided to the full Board and discussed by the Board.

The Audit Committee meets regularly with Company management with regard to the Company’s financial risk management processes, controls and capabilities and with the Company’s Chief Internal Auditor with regard to significant control matters. The Audit Committee also oversees and reviews with management the liquidity of the Company and its subsidiaries, the Company’s funding needs and other finance matters. In addition, the Audit Committee reviews the Company’s procedures regarding the receipt, retention and treatment of complaints regarding internal accounting, accounting controls or audit matters.

The Compensation Committee oversees the Company’s executive compensation arrangements, including the identification and management of risks that may arise from the Company’s executive compensation policies and practices. For a discussion of the Compensation Committee’s assessment of the risks arising from the Company’s executive compensation practices and policies, see “Compensation Risk Analysis” on page 36.

The Governance and Nominating Committee has oversight of corporate governance, including establishing practices and procedures that promote good governance and thus mitigate governance risk, and is also responsible for reviewing the performance of the Board, its Committees and their members.

Meeting Attendance and Executive Sessions

During 2010, the Board held seven meetings. Each Director attended at least 75% of all meetings of the Board and of the Committees on which the Director served.

The independent members of the Board also meet at scheduled executive sessions at least twice each year. These sessions are chaired by the Presiding Director, who is the Chairman of the Governance and Nominating Committee.

Principles of Corporate Governance

The Company’s Principles of Corporate Governance are available on the Company’s website at www.sjm.com.

Code of Business Conduct

The Company has adopted a Code of Business Conduct for its Board, principal executive officer, principal financial officer, principal accounting officer, corporate controller and all other employees. The Code of Business Conduct is available on the Company’s website at www.sjm.com.

Communications with Directors

Any interested party wishing to communicate with one or more Directors may do so by sending a letter addressed to the Director or Directors at:

c/o Corporate Secretary
St. Jude Medical, Inc.
One St. Jude Medical Drive
St. Paul, MN 55117

All such correspondence will be forwarded to the Director or Directors.

Director Nomination Process

The Governance and Nominating Committee identifies and nominates appropriate candidates for the Board of Directors. The Governance and Nominating Committee works closely with the Board to develop selection criteria and identify candidates. The Committee considers suggestions from many sources, including other directors, search firms and shareholders, for possible candidates for Directors. The Governance and Nominating Committee considers all candidates in the same manner, regardless of the source that proposed them.

Any shareholder wishing to recommend that a person be appointed to the Board of Directors or that management nominate a person for election to the Board of Directors may submit such a recommendation to:

Governance and Nominating Committee
c/o Corporate Secretary
St. Jude Medical, Inc.
One St. Jude Medical Drive
St. Paul, MN 55117

The Governance and Nominating Committee will review all nominees to the Board of Directors, which includes an assessment of a nominee’s judgment, experience, independence and such other factors as the Governance and Nominating Committee concludes are pertinent in light of the Board’s needs.

Once candidates are identified, they are evaluated through a series of interviews with members of the Governance and Nominating Committee, several other Directors and members of management, including the Company’s General Counsel. Candidates are also asked to complete a Director questionnaire used by the Company.

The Governance and Nominating Committee has worked in the past with independent search firms that assist in identifying Director candidates.

Director Attendance at Annual Shareholder Meeting

All of the Company’s Directors attended the 2010 Annual Meeting of Shareholders. The Company reimburses a Director’s travel expenses for attending the annual shareholder meeting, but attendance by non-management Directors is not required. A meeting of the Board of Directors will be held in conjunction with the 2011 Annual Meeting of Shareholders in order to facilitate attendance by Directors at the meeting.

Director Independence and Audit Committee Financial Literacy and Expertise

The Board undertakes an annual review of Director independence. As part of that process, in February of each year, the Board reviews all transactions and relationships between each Director (or any member of his or her immediate family) and the Company, including transactions and relationships described in the responses of the Directors to questions regarding employment, business, familial and other relationships with the Company and its management. In February 2010 and 2011, the Board specifically considered Richard R. Devenuti’s relationship with EMC Corporation and the Company’s purchase and potential purchase of hardware and software from EMC Corporation. At the conclusion of each such review, the Board affirmatively determined that all of the Directors, except Mr. Starks, are independent under the Company’s Principles of Corporate Governance and bylaws and the NYSE listing standards and have no material relationships with the Company other than their positions on the Board of Directors.

The Board also determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Mr. Devenuti and Mr. Rocca each qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC.

Director Qualifications

The Board of Directors believes that its membership should reflect the diversity of experience, skills, geography, gender and ethnicity required to meet its corporate governance, oversight and advisory functions in a way that is in the best interest of its shareholders. This includes ensuring that the Board has the expertise required to fulfill all of its legal, regulatory and NYSE requirements, including the requirements for each of its Committees.

In identifying appropriate candidates to serve as a Director, the Board gives particular weight to individuals with experience as a chief executive officer. The Board believes that individuals with chief executive officer experience are best able to mentor, advise, evaluate, direct and decide when it is appropriate to replace the Company’s Chief Executive Officer, all of which are critical Board responsibilities. The Board also places great weight on large-company experience when evaluating Director candidates. Such experience enables a Director to offer insights to help the Company navigate the many issues that arise as it continues its rapid growth. The Board has not aimed to be comprised of individuals with niche expertise, such that other members of the Board would defer to that member when issues arise within their expertise. Rather, the Board believes that the overall business acumen and experience of each Director, working together with the rest of the Board, better serves the Company and its shareholders.

Each of the St. Jude Medical Directors has particular attributes and areas of expertise that are of value to the Company and that, taken together, provide the strength of a well-rounded Board. The following describes the particular experience, qualifications, attributes or skills that led the Board to conclude that each of our Directors should serve as a Director of the Company.

Mr. Brown has a unique background and skills that qualify him not only to serve on the Board, but also to act as Presiding Director. Mr. Brown served as the Chief Executive Officer of Stryker Corporation from 1977 to 2004 and as Chairman from 1980 until his retirement in 2009. During his tenure as head of Stryker, Mr. Brown turned a small medical instruments company with annual sales of $17 million and 400 employees into a global orthopedics medical device manufacturer that at the time of his retirement had annual sales of approximately $6.7 billion and over 18,000 employees. Between 1979 and 2007, Stryker increased annual per-share earnings by at least 20 percent every year but two. From these experiences, Mr. Brown brings a particularly strong understanding of the challenges and opportunities for building and managing a global medical device company. He brings a visionary yet disciplined approach to the Company and provides invaluable leadership to the Board.

Mr. Devenuti is currently the President of EMC Corporation’s Information Intelligence Group (“IIG”), where he oversees all aspects of the IIG division’s operations, including worldwide sales and services, channel strategy, product development, marketing, strategic business and financial initiatives, IT, technical support and the Total Customer Experience program. Prior to this role, Mr. Devenuti served as Senior Vice President and Chief Operating Officer of the CMA Division of EMC Corporation. Prior to joining EMC, Mr. Devenuti held a variety of senior positions at Microsoft Corporation. As a result of his leadership roles with Microsoft and EMC, Mr. Devenuti has extensive general business experience and, in particular, experience with high growth companies in a high growth industry. In addition, Mr. Devenuti possesses a deep expertise in information technologies and in creating and managing organizations to achieve operational excellence. This expertise has been particularly useful to the Company as it has grown and needed to expand its systems and infrastructure and build a more scalable business. Mr. Devenuti also qualifies as an audit committee financial expert under applicable rules of the SEC, providing the Board with a financially seasoned member of the Audit Committee.

Mr. Essig has served as Chief Executive Officer and a member of the Board of Directors of Integra LifeSciences Holdings Corporation, a manufacturer of medical devices and implants, since 1997. From December 1997 to October 2010, Mr. Essig also served as President of Integra. Prior to joining Integra, Mr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a managing director. Mr. Essig also serves on the Board of Directors of the Advanced Medical Technology Association, a trade association that represents the medical device industry. In addition to his demonstrated seasoned leadership and experience as a sitting chief executive officer, Mr. Essig brings a broad strategic perspective in the medical device industry that is valued by the Board and the Company.

Mr. Garrett has served as a Director of the Company since 1979 and is the longest tenured Director of the Company. He was a member and the managing partner of the Lindquist & Vennum law firm, where he represented various companies, including St. Jude Medical from its initial public offering in 1977 until 1995. Mr. Garrett’s experiences also include representing and advising companies on corporate governance matters and on merger and acquisition activity. His special knowledge and counsel in these areas is valued by the Board. In addition, due to his long tenure with the Company, Mr. Garrett provides the Board with valuable insight and perspective into the Company’s operational and management history.

Ms. Hill, the most recent addition to the Board, has an accomplished record with extensive experience in the managed healthcare industry. Prior to her retirement in September 2010, she served as Chief Executive Officer and a member of the Board of Directors of ValueOptions, Inc., a managed behavioral health company. Previously, Ms. Hill served as Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company, and President and a member of the Board of Directors of Express Scripts, a Fortune 200 pharmacy benefits management company. From these experiences, Ms. Hill brings deep management experience and insight both generally and specific to the healthcare industry. In addition, Ms. Hill’s expertise in understanding and evaluating benefits and compensation issues has proven to be of great value to the Board.

Mr. Rocca was selected to serve on the Board because of the global financial expertise he attained through various senior financial and leadership positions at large multinational public companies. He served as Chief Financial Officer at Mallinckrodt, Inc., a $2.7 billion manufacturer of specialty medical technology products, from 1994 until his retirement in 2000. Prior to joining Mallinckrodt, from 1966 to 1994, Mr. Rocca worked at Honeywell, Inc., where he served in a variety of finance roles, including Vice President of Finance for Honeywell Europe in Brussels, Belgium and Vice President and Corporate Treasurer. Given Mr. Rocca’s extensive management and financial experience, including serving as the current Chairman of the Audit Committees of Hyatt Hotels Corporation and Lawson Software, Inc., he is uniquely qualified to serve as Chairman of the Company’s Audit Committee. Mr. Rocca’s considerable management and financial knowledge and experience make him a highly valued member of the Board.

Mr. Starks, our Chairman, President and Chief Executive Officer since 2004, has over 25 years of medical device industry experience. Prior to joining the Company, Mr. Starks was President and Chief Executive Officer of Daig Corporation, a manufacturer of specialty cardiovascular devices that was acquired by St. Jude Medical in 1996. In 1998, Mr. Starks was named Chief Executive Officer and President of the Company’s Cardiac Rhythm Management business and in 2001 was named President and Chief Operating Officer of the Company. Mr. Starks has been a member of the St. Jude Medical Board of Directors since the Company acquired Daig Corporation in 1996. Under Mr. Starks’ leadership, the Company has seen a 6-year compounded annual growth rate for earnings per share of 16.5% and grown from $2.3 billion in revenue in 2004 to $5.1 billion in 2010.

Ms. Yarno has a 26-year history of demonstrated leadership in global operations, marketing and human resources in the pharmaceutical industry. She is currently Chief Marketing Officer of HemoShear LLC, a biotechnology research company and leading developer of human cell-based surrogate systems for discovery and assessment of new drug compounds. Prior to this role, she served as Chief Marketing Officer of Merck & Co., a pharmaceutical company. She also has held a series of other executive positions at Merck, including General Manager of U.S. Human Health, Executive Vice President of Worldwide Human Health Marketing and Senior Vice President of Human Resources. Additionally, Ms. Yarno served as the vice president of the Women's Health Care Franchise at Johnson & Johnson, the world's largest healthcare company. Ms. Yarno was selected by the Board because of her management and business acumen and experience with a large enterprise in the healthcare industry.

Committees of the Board of Directors

The Board of Directors has three standing Committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. During 2010, the Audit Committee met nine times, the Compensation Committee met five times and the Governance and Nominating Committee met three times. Membership on each committee as of March 15, 2011 is set forth in the following table:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee
John W. Brown			Chair
Richard R. Devenuti	●
Stuart M. Essig		Chair	●
Thomas H. Garrett	●
Barbara B. Hill		●
Michael A. Rocca	Chair
Wendy L. Yarno		●	●

Each Committee of the Board has a separate written charter which is available on the Company’s website at www.sjm.com.

Each member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee is independent under the Company’s Principles of Corporate Governance and bylaws and the NYSE listing standards. Each member of the Audit Committee is also independent under the rules of the SEC.

The duties of the Audit Committee are described in its report below.

The Compensation Committee is responsible for establishing and administering compensation programs for the Company’s executive officers and considering matters relating to employee benefits provided by the Company. The Compensation Committee is also responsible for making recommendations to the Board regarding Director compensation.

The Governance and Nominating Committee is responsible for recommending good governance practices. The Governance and Nominating Committee evaluates the qualifications of and nominates candidates for positions on the Board. The procedures for shareholders to recommend Directors can be found on page 6. In addition, the Governance and Nominating Committee facilitates an annual evaluation by Board members of Board and individual Director performance and provides feedback to the entire Board.

Report of the Audit Committee

The Audit Committee reviews the Company’s consolidated financial statements, financial reporting process and internal control over financial reporting on behalf of the Board of Directors.

We meet with management periodically to consider, among other things, the adequacy of the Company’s financial disclosures and internal control over financial reporting. We discuss these matters with the Company’s independent registered public accounting firm, Ernst & Young LLP, and with appropriate Company financial personnel, including the Company’s internal auditor. We also conduct an annual assessment of financial risks to the Company, as more specifically described on page 5.

We regularly meet privately with the independent registered public accounting firm, which has unrestricted access to the Audit Committee.

We also appoint the independent registered public accounting firm, approve the scope of, and fees associated with, their audit services, approve the performance of, and fees associated with, non-audit services by the independent registered public accounting firm and review periodically its performance and independence from management.

The Directors who serve on the Audit Committee are all independent under the Company’s Principles of Corporate Governance and bylaws, the NYSE listing standards and the rules of the SEC.

The Board has adopted a written charter which describes the functions the Audit Committee is to perform. Each year, we review the actions required to be taken by the Audit Committee under the charter, confirm that they have been taken, and report the same to the Board. The current Audit Committee charter is available on the Company’s website at www.sjm.com.

Management has the primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discusses with us any issues they believe should be raised with us.

The independent registered public accounting firm also audits the Company’s internal control over financial reporting and expresses an opinion as to whether the Company maintained effective internal control over financial reporting.

This year, we reviewed the Company’s audited consolidated financial statements and met with both management and Ernst & Young LLP to discuss these financial statements. Management has represented to us that these financial statements were prepared in accordance with United States generally accepted accounting principles. We also considered the report of the independent registered public accounting firm relating to the Company’s consolidated financial statements.

This year, we also reviewed management’s assessment of the effectiveness of the Company’s internal control over financial reporting. Management has represented to us that the Company’s internal control over financial reporting was effective as of January 1, 2011. We also considered the report of the independent registered public accounting firm relating to the Company’s internal control over financial reporting.

We have received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP its independence. We have also considered the compatibility of non-audit services with the independence of Ernst & Young LLP. In addition, we discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380).

Based on our review and discussions described above, we recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011, filed with the SEC.

Michael A. Rocca, Chairman
Richard R. Devenuti
Thomas H. Garrett III

Compensation of Directors

The Company targets compensation for service on the Board of Directors and its committees at the 60th percentile of the market as defined by an analysis of the primary peer companies identified on page 28. The Compensation Committee engages outside consultants for assistance in determining the levels and components of compensation that are consistent with this objective. See discussion beginning on page 23. The Chairman of the Board reviews the data and analyses provided by the Company’s outside consultants and then makes recommendations to the Compensation Committee regarding Director compensation. The Compensation Committee, in turn, reviews the data and analyses provided by the Company’s outside consultants and the Chairman’s recommendations and makes its own recommendations to the Board regarding Director compensation. The Board of Directors then approves Board and Committee compensation based on the recommendations of the Compensation Committee. Each year, the compensation levels approved by the Board become effective at the Company’s annual meeting of shareholders and remain in effect until the annual meeting of shareholders held in the following year.

For the period commencing on May 7, 2010, the date of the 2010 Annual Meeting of Shareholders, and ending on May 12, 2011, the date of the 2011 Annual Meeting of Shareholders, each non-employee Director received compensation as set forth in the table below:

Annual Retainer	$54,000
Per Diem for Each Board Meeting Attended	$2,000
Committee Chairmen (except for Audit Committee)	$9,000
Audit Committee Chairman	$14,200
Committee Members	$4,000
Presiding Director	$5,000

The Company believes this compensation is aligned with the 60th percentile of the Company’s primary peer group and reflects the responsibilities and potential liabilities for audit committee chairmen and directors generally. Directors who are Company employees are not compensated for their services as Directors.

In May of each year, Directors who are serving at that time may elect to receive the annual retainer fee payable over the following 12 months either as 100% cash, 50% cash plus 50% restricted stock, or 100% restricted stock. Restricted stock is valued at the closing market price of our common stock on the date of grant, which is the first business day in June after a Director’s election to receive restricted stock in lieu of half or all of the Director’s retainer. The restriction on the stock lapses on the six-month anniversary of the grant date. In 2010, all of our non-employee Directors elected to receive their entire annual retainer in the form of restricted stock, except for Mr. Devenuti, who elected to receive 50% of his annual retainer in cash and 50% in stock, and Mr. Garrett, who elected to receive all of his annual retainer in cash.

Directors are reimbursed for expenses incurred in connection with travel and lodging when attending meetings of the Board or otherwise engaged in Company business and for such expenses for the Director’s partner when attending the annual strategic planning meeting.

The Company’s 2006 Stock Plan provides that each non-employee Director who is elected, re-elected or serving an unexpired term as a Director at any annual meeting of shareholders will receive, as of the date of such meeting, an option to purchase 5,600 shares of our common stock at an exercise price per share equal to the closing market price of our common stock on such date. The number of options awarded can be adjusted upward if approved by the Board of Directors, and each year the

Compensation Committee reviews external market data and makes a recommendation to the Board of Directors regarding the annual grant. All such options are designated as non-qualified stock options with eight-year terms and fully vest on the six-month anniversary of the grant date. Non-employee Directors appointed between annual shareholder meetings are granted a stock option to purchase a pro-rata portion of shares on the same terms and conditions as the stock options described above, except the exercise price is equal to the closing market price of our common stock on the date of appointment. At the 2010 Annual Meeting of Shareholders, each non-employee Director received a grant of an option to purchase 10,600 shares at $37.15 per share, the closing market price of our common stock on the date of grant. No additional options were granted to non-employee Directors in 2010.

Each Director may receive reimbursement for one physical examination every 12 months up to a maximum of $1,600 per exam. Board members may also participate in our charitable contribution matching program under which eligible charitable contributions are matched by the Company up to a maximum of $1,000 each year.

Under a retirement plan for non-employee Directors that was terminated April 1, 1996, each non-employee Director serving on the Board at that time who serves five years or more will receive payment of an annual benefit equal to the average of the annual retainers paid to the Director during his or her service as a Director, with a minimum annual benefit of $24,000. The retirement benefit will commence at the later of the time of retirement from the Board or when the Director becomes 60 years old. The retirement benefit is payable over a number of years equal to the Director’s years of service as a member of the Board of Directors prior to April 1, 1996. Mr. Garrett is the only current Director eligible for benefits under the discontinued retirement plan for non-employee Directors. The actuarial present value of his benefit under this plan is $192,000 and did not change during the last fiscal year. This amount was expensed in prior years and is fully accrued for as of January 1, 2011.

Under the process described above, the Board will approve compensation for its Directors for the twelve month period commencing on May 12, 2011 at its next regularly-scheduled meeting (to be held immediately prior to the 2011 Annual Meeting of Shareholders).

Director Compensation Table

The following table shows the cash and non-cash compensation for the last fiscal year awarded to or earned by our non-employee Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2) (3)	All Other Compensation ($)(4)	Total ($)

John W. Brown	84,000	129,977	-0-	213,977
Richard R. Devenuti	65,000	129,977	-0-	194,977
Stuart M. Essig	83,000	129,977	-0-	212,977
Thomas H. Garrett III	56,000	129,977	1,280	187,257
Barbara B. Hill	74,000	129,977	-0-	203,977
Michael A. Rocca	84,200	129,977	1,600	215,777
Wendy L. Yarno	78,000	129,977	-0-	207,977
Stefan K. Widensohler(5)	2,000	-0-	-0-	2,000

______________________________
Footnotes
(1)	All of the non-employee Directors elected to receive their entire $54,000 annual retainer fee for the May 2010 to May 2011 term in the form of shares of restricted stock, except for Mr. Devenuti, who elected to receive 50% of his annual retainer in cash and 50% in stock, and Mr. Garrett, who elected to receive all of his annual retainer in cash.
(2)	On May 7, 2010, each non-employee Director was awarded options to purchase 10,600 shares of our common stock with a grant date fair value of $129,977. The amounts in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) and are based on the fair value of the stock option awards as estimated using the Black-Scholes option pricing model. The assumptions used to estimate fair value are discussed in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 1, 2011.
(3)	As of January 1, 2011, the Directors held options to purchase the following numbers of shares of our common stock: Mr. Brown, 49,200; Mr. Devenuti, 66,600; Mr. Essig, 66,600; Mr. Garrett, 66,600; Ms. Hill, 34,879; Mr. Rocca, 59,932; Ms. Yarno, 58,600; and Mr. Widensohler, 56,000. As of January 1, 2011, no Directors held any restricted stock awards.
(4)	Represents reimbursement for an annual physical examination.
(5)	Mr. Widensohler resigned from the Board of Directors effective January 25, 2010.

Compensation Committee Interlocks and Insider Participation

During 2010, Stuart M. Essig (chair), Barbara B. Hill and Wendy L. Yarno served as members of the Compensation Committee. None of these individuals has ever served as an officer or employee of St. Jude Medical or any of our subsidiaries or has any relationships with St. Jude Medical or any of our subsidiaries requiring disclosure under “Related Person Transactions” below. The members of the Compensation Committee have no interlocking relationships requiring disclosure under the rules of the SEC.

Related Person Transactions

Our Board of Directors has adopted a written policy and procedures for related person transactions (collectively referred to as the “Policy”). Under the Policy, all related person transactions must be approved or ratified by the Company’s Governance and Nominating Committee. For purposes of the Policy, related person transactions generally include any transaction:

•	to which the Company is a participant;
•	for which the amount involved in any calendar year is expected to exceed $120,000; and
•	in which a related person is expected to have a direct or indirect material interest.

Despite otherwise falling within this definition, the following transactions have been determined by the Board not to be related person transactions subject to the Policy:

•	employment arrangements with management that are otherwise approved by the Board;
•	transactions for which the related person’s interest is solely due to their status as a shareholder; and
•	transactions with third parties in which the amounts involved are not material to the third parties.

A related person under the Policy is:

•	someone who is or was an executive officer, Director or nominee for election as a Director of the Company since the beginning of the last fiscal year;
•	a person or group who is a beneficial owner of more than 5% of the Company’s voting securities; or
•	an immediate family member of any of the foregoing.

Each officer and Director has an affirmative obligation to inform the Company of any transactions in which he or she or a member of his or her immediate family may have a material interest and which may reasonably be expected to be a related person transaction. Management of the Company is also required to inform the Company of any potential related person transactions of which management becomes aware in the course of business development activities.

Our General Counsel is responsible for determining whether a particular transaction is a related person transaction. If so, the Governance and Nominating Committee reviews the transaction to determine whether to approve or ratify the transaction and whether to impose any conditions on the approval or ratification.

In determining whether to approve or ratify a particular transaction, the Governance and Nominating Committee will take into account any factors that it deems relevant, which may include, among other things:

•	the material terms of the transaction;
•	the expected and potential impact of the transaction on the Company’s results of operations, financial position and cash flows;
•	whether the terms of the transaction are no less favorable to the Company than if the other party did not have an affiliation with a related person;
•	the availability of, and terms to obtain, other sources of comparable products or services, where applicable; and
•	the identity of the related person and the impact of the transaction on the related person’s independence due to the expected and potential financial interest of the related person in the transaction.

Under the Policy, related persons are required to refrain from directly or indirectly participating in the negotiation of any transactions that may reasonably be expected to be related person transactions, or managing any existing related person transactions. In addition, no Director of the Company may engage in the approval under the Policy of a related person transaction in which he or she, or a member of his or her immediate family, has a material interest, except to the extent of providing to the Governance and Nominating Committee all material information requested concerning the related person transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our Directors and executive officers to file initial reports of ownership and reports of changes in ownership of our securities with the SEC. Based on a review of the Section 16(a) reports filed by our Directors and executive officers in 2010 and on written representations by the Directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our Directors and executive officers during 2010 were satisfied, except that one Form 4 reporting one transaction was filed late on behalf of Mr. Garrett.

Corporate Sustainability Report

St. Jude Medical has been encouraged by a number of shareholders to provide a formal report of our Company’s social responsibility philosophies, programs and efforts. In this proxy statement, we are announcing that we have produced our inaugural corporate sustainability report (“Sustainability Report”) focused on those areas of reporting that we believe are most relevant to our business. As part of the process of publishing our first Sustainability Report, the Company referred to the Global Reporting Initiative’s Sustainability Reporting Guidelines (G3). The report is available now and can be accessed at www.sjm.com.

Our inaugural Sustainability Report assembles the St Jude Medical sustainability efforts into a framework addressing economic, environmental and social activity that we believe provides shareholders and other Company stakeholders with the necessary information to understand our sustainability programs.

St. Jude Medical has always recognized, and continues to recognize, the importance of economic, social and environmental considerations in conducting its business. The Company is committed to good corporate governance, ethical business practices and compliance with the law in all areas of its operations. We strive to be a good corporate citizen in the communities where we operate.

With respect to the environment, St. Jude Medical has for many years had programs in place to minimize its business impacts on our natural resources and on the communities in which we operate. We believe that we are already demonstrating the commitment and concern of the Company and its subsidiaries to addressing relevant sustainability issues, and our Sustainability Report makes those efforts more transparent. It is our intention to apply to our Sustainability Report the same continuous improvement processes we apply to other important St. Jude Medical initiatives.

The Board recognizes the importance to shareholders of economic, environmental and social sustainability and we believe that the Company has demonstrated a long history of dedication to strong, sustained business performance, good corporate citizenship and environmental and social responsibility.

The Sustainability Report, which follows a shareholder proposal in 2010, further details our programs and efforts described above. Led by Walden Asset Management, several shareholders co-sponsored a similar proposal for the 2011 proxy statement, but, upon learning of our independent plan to publish an inaugural Sustainability Report prior to the 2011 Annual Meeting of Shareholders, withdrew the shareholder proposal and commended St. Jude Medical for its leadership and commitment to transparency.

We intend to engage with our shareholders to gather feedback on the Sustainability Report, and, as a result, you may expect continued improvement in our programs and further reporting on those programs in future years.

PROPOSAL TO ELECT DIRECTORS

Our articles of incorporation and bylaws provide that the Board of Directors be divided into three classes of Directors as nearly equal in number as possible. The members of each class are elected to serve three-year terms with the terms of office for each class expiring at successive annual meetings.

At this year’s annual meeting, the three-year terms of Richard R. Devenuti, Thomas H. Garrett and Wendy L. Yarno will expire. Richard R. Devenuti, Thomas H. Garrett and Wendy L. Yarno have been nominated for re-election to the Board for a three-year term ending in 2014. If elected, Richard R. Devenuti, Thomas H. Garrett and Wendy L. Yarno will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected.

The principal occupation and other information about each of the Director nominees and each Director whose term of office will continue after the annual meeting are provided below.

The Board of Directors recommends a vote FOR the election of Richard R. Devenuti, Thomas H. Garrett and Wendy L. Yarno as Directors. Proxies will be voted FOR the election of the three nominees unless otherwise specified.

Nominees For Terms Expiring In 2014

Richard R. Devenuti, Director of St. Jude Medical since 2001. President, Information Intelligence Group, a Division of EMC Corporation, a developer and provider of information infrastructure technology and solutions, since October 2010. Senior Vice President and Chief Operating Officer of the Information Intelligence Group, a Division of EMC Corporation from July 2008 to October 2010. Senior Vice President of Worldwide Services and IT of Microsoft Corporation, a software company, from December 2003 until January 2007. From March 1999 to December 2003, Vice President and Chief Information Officer of Microsoft Corporation. Director of Convergys Corporation and Director of XETA Technologies Inc. from May 2008 to November 2009. Age: 53
Thomas H. Garrett III, Director of St. Jude Medical since 1979. Self-employed as a business consultant from 1996 to 2010. Previously, a member of the law firm of Lindquist & Vennum PLLP of Minneapolis, Minnesota, and its Managing Partner from 1993 through 1995. Director of Lifecore Biomedical, Inc. from July 1996 to March 2008. Age: 66
Wendy L. Yarno, Director of St. Jude Medical since 2002. Chief Marketing Officer of HemoShear LLC, a biotechnology research company, since September 2010. From 2006 to 2008 Chief Marketing Officer for Merck & Co., Inc., a pharmaceutical company. From 2005 to 2006, General Manager, Business Unit, Merck & Co., Inc. From 2002 to 2005, Executive VP, Worldwide Human Health, Merck & Co., Inc. Age: 56

Directors Whose Terms Expire In 2012

John W. Brown, Director of St. Jude Medical since August 2005. Chairman of the Board of Stryker Corporation, an orthopedic device company, from 1997 through December 2009. Chief Executive Officer of Stryker Corporation from 1977 through 2004. Chairman Emeritus of Stryker Corporation and Director of Gen-Probe Incorporated. Age: 76
Daniel J. Starks, Director of St. Jude Medical since 1996. Chairman, President and Chief Executive Officer of St. Jude Medical since May 2004. President and Chief Operating Officer of St. Jude Medical from January 2001 to May 2004. From April 1998 to February 2001, President and Chief Executive Officer of the Cardiac Rhythm Management Division of St. Jude Medical. Previously, Chief Executive Officer and President, Daig Corporation. Director of Urologix, Inc. from October 2002 to November 2009. Age: 56

Directors Whose Terms Expire In 2013

Stuart M. Essig, Director of St. Jude Medical since 1999. Chief Executive Officer and a member of the Board of Directors of Integra LifeSciences Holdings Corporation, a manufacturer of medical devices and implants, since December 1997. President of Integra LifeSciences Holdings Corporation from December 1997 to October 2010. Director of Zimmer Holdings from March 2005 to August 2008. Age: 49
Barbara B. Hill, Director of St. Jude Medical since December 2007. President, Chief Executive Officer and Director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company, from March 2006 to September 2010. Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company, from August 2004 to March 2006. President and Director of Express Scripts, Inc., a pharmacy benefits management company, from April 2002 to October 2003. Director of Rotech Healthcare Inc. from September 2005 to June 2006. Age: 58
Michael A. Rocca, Director of St. Jude Medical since March 2004. Retired in 2000 from Mallinckrodt, Inc., a pharmaceutical and medical device manufacturer, where he was Senior Vice President and Chief Financial Officer from 1994 to 2000. Director of Hyatt Hotels Corporation and Lawson Software, Inc. Director of Ligand Pharmaceuticals, Inc. from April 1999 to May 2007. Age: 66

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS AND
CERTAIN BENEFICIAL OWNERS

The following table presents information regarding the beneficial ownership of our common stock as of March 15, 2011 by (a) each of our Directors, Director nominees and executive officers appearing in the Summary Compensation Table on page 37, (b) all of our Directors and executive officers as a group and (c) each person known to the Company to be the beneficial owner of more than 5% of our common stock. Unless otherwise noted, these persons have sole voting and dispositive power with respect to the shares owned by them, and none of the shares beneficially owned by our Directors, Director nominees and executive officers are subject to a pledge.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership			Total Beneficial Ownership		Percent of Class
	Number of Common Shares Held March 15, 2011		Stock Options to Purchase Common Shares Exercisable within 60 days of March 15, 2011

John W. Brown	86,910		49,200	136,110		*
Richard R. Devenuti	9,837		66,600	76,437		*
Stuart M. Essig	35,383		66,600	101,983		*
Thomas H. Garrett III	81,718		66,600	148,318		*
Barbara B. Hill	6,868		34,879	41,747		*
Michael A. Rocca	9,998		59,932	69,930		*
Daniel J. Starks	6,486,116		1,288,500	7,774,616	(2)	2.34%
Wendy L. Yarno	8,751		58,600	67,351		*
John C. Heinmiller	234,460		836,500	1,070,960		*
Michael T. Rousseau	18,850	(1)	743,000	761,850		*
Eric S. Fain	71,795	(1)	369,300	441,095		*
Denis M. Gestin	4,360	(1)	227,500	231,860		*
Directors and Executive Officers as a Group (20 persons)	7,168,237	(1)	5,267,485	12,435,722		3.75%
Massachusetts Financial Services Company 500 Boylston Street Boston, MA 02116	25,665,384	(3)	-0-	25,665,384		7.50%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	21,613,000	(4)	-0-	21,613,000		6.30%
The Growth Fund of America, Inc. 333 South Hope Street Los Angeles, CA 90071	20,013,000	(5)	-0-	20,013,000		5.80%

______________________________
Footnotes
*	Less than 1.0%
(1)	Includes the following shares of restricted stock which are subject to future vesting conditions: 1,000 shares for Mr. Rousseau, 500 shares for each of Messrs. Fain and Gestin and 6,000 shares for all directors and executive officers as a group. The holders of such shares of restricted stock have no investment power over such shares.
(2)	Includes 2,500,000 shares that are subject to a pledge in support of a line of credit.
(3)	This information is derived from a Schedule 13G filed on February 4, 2011 by Massachusetts Financial Services Company (“MFS"), an investment adviser, which is deemed to be the beneficial owner of 25,665,384 shares of our common stock owned by MFS and/or certain other non-reporting entities. MFS has sole voting power over 20,925,045 shares and sole dispositive power over 25,665,384 shares.
(4)	This information is derived from a Schedule 13G filed on February 10, 2011 by Capital Research Global Investors (“CRGI”), which is deemed to be the beneficial owner of 21,613,000 shares of our common stock as a result of acting as an investment adviser to various investment companies registered under the Investment Company Act of 1940 and has sole voting and sole dispositive power over 21,630,000 shares. CRGI, a division of Capital Research and Management Company (“CRMC”), disclaims beneficial ownership pursuant to Rule 13d-4 under the Exchange Act.
(5)	This information is derived from a Schedule 13G filed on February 14, 2011 by The Growth Fund of America, Inc. (“GFAI”), an investment company registered under the Investment Company Act of 1940, which is advised by CRMC. These shares may also be reflected in the filing made by CRGI. CRMC manages equity assets for various investment companies through two divisions, CRGI and Capital World Investors. These divisions generally function separately from each other with respect to research activities and make investment decisions and proxy voting decisions for the investment companies on a separate basis. GFAI has sole voting power over 20,013,000 shares and no dispositive power over any of the shares.

EXECUTIVE COMPENSATION

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011.

Stuart M. Essig, Chairman

Barbara B. Hill

Wendy L. Yarno

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of the following executive officers (the “Named Executive Officers”) for fiscal 2010:

•	Daniel J. Starks	Chairman, President and Chief Executive Officer
•	John C. Heinmiller	Executive Vice President and Chief Financial Officer
•	Michael T. Rousseau	Group President
•	Eric S. Fain	President, Cardiac Rhythm Management Division
•	Denis M. Gestin	President, International Division

Compensation Philosophy and Principles

The Compensation Committee of the Company’s Board of Directors (the “Committee”) is responsible for establishing and administering compensation programs for the Company’s executive officers. To achieve our business objectives, the Committee seeks to ensure that our executive compensation programs reinforce our business strategy and are appropriately aligned with the interests of our shareholders. The goals of our compensation programs are to attract, retain and motivate talented executives to enable the Company to be successful in a highly competitive industry and to enhance shareholder value. The following principles were used in the design of the programs:

•	A substantial part of an executive officer’s compensation should be incentive-based, tied to Company performance;
•	Compensation should reflect individual job responsibilities, qualifications and performance; and
•	Executive officers and employees should be encouraged to own St. Jude Medical stock.

In line with our pay for performance philosophy, the total compensation received by the Named Executive Officers will vary based on division and corporate level performance measured against annual and long-term performance. As an executive’s level of responsibility within our organization increases, so does the percentage of total compensation that we link to performance. Our Named Executive Officers' total compensation is comprised of a mix of base salary, annual incentive compensation and stock option awards. Our Named Executive Officer compensation program is weighted toward equity incentives, and such officers are required to accumulate and hold Company stock. Changes in Company stock price have a direct effect on the amount of compensation they realize, in addition to the value of the Company stock they own. If shareholder value declines, so does the compensation we deliver to our executives.

We seek to ensure the long-term growth of the Company while at the same time delivering short-term results and maintaining a rigorous commitment to quality. Our executive compensation program supports these initiatives by way of an annual cash incentive plan based solely on Company-wide and divisional financial objectives and stock options, which have value only through future appreciation in share price.

The Compensation Committee and the Board believe that the skill and motivation of our employees, and especially our executive leaders, are essential to the Company's performance and creation of shareholder value. St. Jude Medical operates in a fast-paced, ever-evolving industry in which there is a high level of competition for market share and talent. In order to attract and retain the necessary talent, we set each component of compensation – base salary, annual cash incentive target and long-term incentive awards – using the 60th percentile of the external market (as determined through the process described beginning on page 26) as a reference point. We believe our compensation program motivates performance that differentiates us from our competitors and does not encourage excessive risk-taking, as discussed further under “Compensation Risk Analysis” below. We will continue to provide a compensation program that we believe is effective, serves shareholder interests and is worthy of shareholder support.

Fiscal 2010 Performance

Our executive team has successfully managed the Company through the recent macroeconomic downturn. Despite a challenging economic environment, we delivered strong financial results for fiscal year 2010 as seen in the year-over-year comparison set forth below. For the fiscal year ending January 1, 2011, we grew our revenue by over 10% and net earnings by over 16%, resulting in the most profitable year in Company history. These growth rates are in excess of the growth rates achieved by nearly all of our competitors. Also in fiscal 2010, our diluted net earnings per share (“EPS”) increased nearly 22% from the prior year. Please see "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2010 financial results. The Company’s stock price increased by 16.2% in calendar year 2010 versus a 1% decline in the large-capitalization medical technology segment as a whole, leading JP Morgan to conclude that “St. Jude had the best 2010 of any company in large-cap MedTech.”  Over the past three years, St. Jude Medical’s stock price has significantly outperformed the broader market indices and its peer group. From February 11, 2008 to February 11, 2011, St. Jude Medical’s stock price increased by 9.8%, while the S&P 500 and S&P MedTech Index were down 0.7% and 7.6%, respectively. Over the same period of time, our two primary competitors, Medtronic and Boston Scientific, saw share price declines of 16.1% and 44.6%, respectively.

	Fiscal Year 2010	Fiscal Year 2009	Change %
Net Sales (in millions)	$5,165	$4,681	10.3%
Net Earnings (in millions)	$907	$777	16.7%
Adjusted Net Earnings (in millions) (1)	$995	$838	18.7%
Diluted Net Earnings per Share	$2.75	$2.26	21.7%
Adjusted Diluted Net Earnings per Share(1)	$3.01	$2.43	23.9%

(1)	A reconciliation of non-GAAP adjusted net earnings and non-GAAP adjusted diluted net earnings per share is included in the Adjustments for Non-GAAP Financial Measures section on page 35 of this proxy statement.

Fiscal 2010 Pay Implications

Our fiscal year 2010 corporate performance was a key factor in the compensation decisions and outcomes for the fiscal year. In December 2009, the Board of Directors approved an operating plan that reflected our expectations for Company performance and included goals for Company-wide sales, EPS and division sales and operating earnings achievement. These goals served as targets for our Management Incentive Compensation Plan (“MICP”). The Compensation Committee determined that these goals provided appropriate incentive for continued execution of our growth and performance strategy.

The significant EPS and sales growth discussed above translated to EPS performance equal to 105% of the MICP target and total company sales performance equal to 97% of the MICP target. Overall Company performance was the direct result of strong performance across all of our divisions. In 2010, division sales performance ranged from 92% to 99% of the MICP target and division operating profit ranged from 94% to 101% of the MICP target. The payouts associated with these levels of performance are determined by a scale on which 100% achievement of a performance target results in a payment at 100% of target level bonus. To increase the incentive to achieve or over-achieve target, performance below target results in a payout that declines steeply from 100% payout at target to no payout for performance below 90% of target, while performance above target results in a steeply inclined scale that pays up to 200% of the individual’s bonus target for achievement of 120% of target. Fiscal 2010 performance resulted in annual incentive awards for our Named Executive Officers that ranged from 101% to 118% of target. These payouts were driven by the fact that, for the majority of the Named Executive Officers, incentives are weighted most heavily on EPS and operating profit performance in order to drive operational discipline and profitability. Please see “Fiscal 2010 Annual Incentive Awards” on page 31 for more detailed annual incentive award information for our Named Executive Officers.

Long-term incentive awards make up a significant portion of each of the Named Executive Officer’s compensation and the value of their option awards are directly linked to the performance of our stock. For Named Executive Officers, equity awards are made entirely in the form of stock options in order to most directly align management compensation with the delivery of shareholder value.

Our executives' base salaries were reviewed prior to the start of fiscal 2010. Due to the financial performance of the Company in 2009 and benchmark data available at the time, we granted salary increases of 2% to our Named Executive Officers. For fiscal 2010, we granted salary increases of 2%, on average, to all Company employees. Please see “Fiscal 2010 Base Salaries” on page 31 for more detailed base salary information for our Named Executive Officers.

The increase to the total compensation (base salary, annual incentive awards and grant date fair value of long-term incentive awards) of our Named Executive Officers is reflective of the approximately $2.7 billion increase in market capitalization of the Company during fiscal 2010 and in line with financial performance well in excess of our goals.

Use of Consultants and Other Advisors

The Committee has retained Mercer (US) Inc. (“Mercer”), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to assist the Committee with its responsibilities related to the Company’s executive and Board of Director compensation programs. Mercer’s fees for executive and director compensation consulting to the Committee in fiscal year 2010 were $222,356.

Mercer’s responsibilities to the Committee included providing:

•	Competitive market data and advice related to the Chief Executive Officer’s compensation level and incentive program;
•	A review of Company compensation levels, performance and incentive program design (including performance objectives);

•	Information on executive compensation trends and implications for the Company; and
•	Competitive market data and advice on outside Director compensation.

During the fiscal year, management decided to retain Mercer and its MMC affiliates to provide other services unrelated to executive and director compensation. These other services provided by Mercer were not approved by the Board of Directors or the Committee. The aggregate fees paid for these other services were $349,979.

Although the Company retains Mercer for other services, the Committee is confident that the advice it receives from the executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company because of the procedures Mercer and the Committee have in place. These include:

•	The consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;
•	The consultant is not responsible for selling other Mercer or affiliate services to the Company;
•	Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations;
•	The Committee has the sole authority to retain and terminate the executive compensation consultant;
•	The consultant has direct access to the Committee without management intervention; and
•	The Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant.

This approach protects the Committee’s ability to receive objective advice from the consultant so that the Committee may make independent decisions about executive pay.

Overview of Components of Named Executive Officer Compensation Program

The tabular and narrative disclosures below describe the objectives of each of the four major components of our Named Executive Officer compensation program and explain how the amount of each component is determined by the Compensation Committee. For a discussion of the specific actions and awards for fiscal 2010 for each component, see “Overview of Fiscal 2010 Compensation,“ “Fiscal 2010 Base Salaries,” “Fiscal 2010 Annual Incentive Awards,” “Fiscal 2010 Long-Term Incentive Awards” and “Fiscal 2010 Other Benefits and Perquisites” below.

Component	Objective	How Determined
Base Salary	Competitive base salaries are necessary to attract and retain high caliber candidates and serve as the component of our compensation package that is not incentive-based.	• Consideration of the market 60th percentile data along with the factors listed under “Determination of Targeted Compensation Levels” below.
Annual Incentive Awards

Serves to focus executives on the delivery of annual performance results related to sales and profitability. The incentives are weighted so that awards are based most heavily on those items over which the executive has control while at the same time providing consideration to overall corporate performance.

• For target bonus award opportunity percentages: consideration of the market 60th percentile data along with the factors listed under “Determination of Targeted Compensation Levels” below as well as trends and internal equity among positions within the Company with similar responsibilities.

• For establishing performance goals: consideration of prior year performance, current market conditions and peer company performance. Goals are established to promote growth and profitability that exceed the previous year’s performance and are at or above the historical performance of key competitors. Existing market conditions are taken into account to ensure that goals have a reasonable probability of being achieved.

• For actual bonus payouts: achievement of predetermined performance measures established under the Company’s plan.

Long-Term Incentive Awards (Stock Options)	Link executive compensation to long-term shareholder return and provide a retention feature as a result of awards vesting over time.

• Consideration of the market 60th percentile data along with the factors listed under “Determination of Targeted Compensation Levels” below.

• For the purpose of determining award levels, the value of the stock is based on the average closing price for the 25 days following the third quarter earnings release.

Other Benefits and Perquisites	Ensure a competitive total compensation package by providing a cash allowance to offset perquisites typically provided by peer companies, such as car allowances, financial planning and home security systems.

• For the cash perquisite allowance, consideration is given to the 50th percentile data for primary and expanded peer companies.

• The health and retirement benefits provided to the Named Executive Officers are the same as the benefits provided to all employees.

• The Management Savings Plan is consistent with the deferred compensation plans offered by peer group companies and general industry companies.

Additional information regarding annual and long-term incentive awards follows.

Annual Incentive Awards. All annual incentive awards paid to the Named Executive Officers are awarded and paid under the MICP and are based on the achievement of predetermined, objective performance goals as established under the Company’s annual operating plan. Each objective is assigned a relative weighting for each Named Executive Officer. The weightings result in each executive’s incentives being tied most heavily to those factors over which the executive has the greatest influence.

Under the MICP, target award opportunities, weightings and associated performance objectives must be determined and approved by the Committee or Board of Directors no later than 90 days after the beginning of the fiscal year. Typically, target award opportunities, weightings and associated performance objectives for a particular fiscal year are approved in the December preceding the start of that fiscal year. At that time, the Committee may identify items that will be excluded from the calculation of incentive payments, such as the impact of foreign exchange rates, transaction costs and accretive or dilutive effect of merger and acquisition activity and other specified items.

Upon completion of each fiscal year, the Committee determines and certifies in writing the payout levels associated with Company-wide and division performance results, and incentive awards are typically paid in February. The Committee has no discretion under the MICP to increase any executive’s incentive target or payout that would be due upon the attainment of performance objectives, or otherwise modify performance objectives associated with the performance period. However, the Committee may, in its discretion, reduce or eliminate individual incentive targets or payouts for a performance period. The Committee did not exercise this discretion related to MICP awards for 2010.

Long-Term Incentive Awards. For 2010, long-term incentive compensation was provided to the Named Executive Officers through awards granted under the Company’s shareholder-approved 2007 stock plan. The Committee annually reviews the potential dilutive effect of equity award programs from both a share and economic basis as compared to the primary peer group companies.

To date, the Company has granted primarily stock options to our Named Executive Officers in order to directly align management compensation with the delivery of shareholder value. Stock options have value only to the extent that the price of the Company’s stock on the date of exercise exceeds the exercise price, which is equal to the closing market price of our common stock on the date of grant. To encourage a longer-term perspective and retain our employees, stock options generally cannot be exercised immediately, and generally become exercisable over a four-year period. Stock option awards are generally made in December of each year on a date coinciding with a regularly scheduled Board of Directors meeting. This date falls after the release of the Company’s third quarter earnings and prior to the end of the Company’s fourth quarter. In certain cases, stock options may be granted to new hires upon commencement of employment with the Company or to existing employees upon promotion to a higher level position. In those cases the grant date is determined to be the first Wednesday of the month following the later of commencement of employment or written approval of the grant. If the first Wednesday of the month is within seven days before an earnings release, the grant date is the third business day following the earnings release.

Historically, limited restricted stock grants have been made in connection with the hiring and promotion of the Named Executive Officers, but no such grants were made to the Named Executive Officers in fiscal 2010.

Determination of Targeted Compensation Levels

In December of each year, the Committee establishes base salaries, annual incentive targets, long-term incentive awards and cash perquisite allowances. The annual incentive targets are effective for the next year and the long-term incentive awards are effective the day they are approved but are intended to be compensation for the next year and beyond.

In establishing target levels of pay for base salaries, annual incentive targets and long-term incentive awards, the Company considers the market 60th percentile data along with additional factors such as:

•	Actual executive role as compared to the most similar external comparator description;
•	Individual executive’s experience and past performance;
•	Ability of the position to impact key business initiatives;
•	Our assessment of the risk of losing the executive to competitors;
•	Advancement potential; and
•	Succession planning considerations.

No pre-assigned weighting is given to these factors. In establishing cash perquisite allowances for the Named Executive Officers, consideration is given to the 50th percentile data for primary and expanded peer companies.

The Company considers “standard performers” to be those executives whose areas of responsibility consistently meet or exceed annual performance targets and who provide leadership that is consistent with the Company’s core values and is aligned with the Company’s overall long-term growth strategy. Executives who are considered to be standard performers and for whom there is a substantially similar external market comparator typically have their base salaries, annual incentive targets and long-term incentive awards targeted to the 60th percentile of the external market. We believe that targeting the 60th percentile for standard performers is appropriate given our practice of recruiting the highest caliber executives, our historically aggressive performance goals, our historically strong share price performance and the decentralized nature of our business, which adds complexity to executive roles. Moreover, the cost of turnover at the executive level can be high given the growth initiatives of the Company and the potential delay to those initiatives that could result from the loss of key executives. In general, the Company considers compensation levels within 15% of the value associated with the 60th percentile reference point to be within a reasonable range of the 60th percentile in light of differences in external market data that can be explained by performance, time in position or year-over-year anomalies in market data.

In the event that an executive’s position has greater responsibility than the external market comparator, the executive’s performance consistently exceeds objectives, the executive possesses a skill set that is critical to a key business objective or the executive is in line for a key leadership position, the executive’s base salary, annual incentive target and/or long-term incentive award may be targeted above the 60th percentile of the external market. In the event that an executive has not fully met performance objectives, has duties and responsibilities which are less than those of the closest external comparator, or is new to his or her position and has not had the opportunity to demonstrate a consistent level of performance, the executive’s base salary, annual incentive target and/or long-term incentive award may be targeted below the 60th percentile.

The Committee makes recommendations to the Board of Directors regarding the compensation to be paid to the Chief Executive Officer of the Company. When making such recommendations, the Committee considers the results of the review by the Board of the Chief Executive Officer’s performance against specific objectives established at the beginning of each year, the 60th percentile of the primary peer group for base salaries, annual incentive targets and long-term incentive awards and the Company’s overall financial performance as compared to the performance of companies in the primary peer group. The Chief Executive Officer attends Committee meetings but is not present for the discussions when his own compensation is determined.

The Committee determines, and reports to the Board of Directors, the compensation to be paid to Named Executive Officers other than the Chief Executive Officer. When evaluating the compensation levels of the other Named Executive Officers, the Committee considers recommendations of our Chief Executive Officer. These recommendations are presented to the Committee each year along with a written assessment for each executive officer addressing performance against the past year’s financial objectives, overall leadership effectiveness and individual breadth and effectiveness.

In determining compensation levels for the Named Executive Officers, the Committee also reviews current and historical compensation levels (targeted and actually paid) for each executive, including the current value of any outstanding equity awards. While historical compensation levels are considered when establishing future compensation targets, the primary objective is to establish market-competitive programs that are highly aligned with future Company performance goals and shareholder value creation.

Once the performance year begins, no subjective assessment of individual performance affects compensation, and Company and division performance alone determine amounts payable to the Named Executive Officers, subject to the discretion of the Compensation Committee to reduce payouts under the Company’s MICP as described on pages 25-26. Base salaries remain constant throughout the year, annual incentives are determined at the end of the year based on a combination of Company-wide and divisional performance and the value of equity awards is solely attributable to the price performance of the Company’s stock. This results in executive compensation being highly correlated to annual financial performance and long-term share price performance. On average, 82% of targeted total compensation (base salary, annual incentive, long-term incentive and cash perquisite allowance) for the Named Executive Officers in fiscal 2010 was tied to Company-wide and/or division performance and at-risk insofar as annual incentive awards and the value of stock options may be reduced or eliminated depending on Company-wide and division performance.

Fiscal 2010 Market Data

We evaluate the compensation paid to the Named Executive Officers in relation to the programs offered by a primary peer group of other medical product companies. The primary peer group is identified by the Company in May of each year. Companies are selected based on similarities of business characteristics and overall company size. Organizational size is measured using revenue, and the primary peer group is developed so that the median annual sales revenue of the companies within the primary peer group approximates the annual revenue for the Company.

In 2009, the Committee approved the following primary peer group for use in establishing 2010 compensation decisions.

	2009 Revenue ($M) (1)		2009 Revenue ($M) (1)
Medtronic, Inc.	15,817	Zimmer Holdings, Inc.	4,095
Baxter International, Inc.	12,562	Hospira, Inc.	3,879
Thermo Fisher Scientific, Inc.	10,677	Beckman Coulter, Inc.	3,261
Covidien Ltd.	10,110	CR Bard, Inc.	2,535
Boston Scientific Corporation	8,188	Varian Medical Systems, Inc.	2,214
Becton Dickinson & Company	7,161	Kinetic Concepts, Inc.	1,993
Stryker Corporation	6,723	Hill-Rom Holdings, Inc.	1,387
Alcon, Inc.	6,499	Steris Corporation	1,258
Genzyme Corporation	4,516	Edwards Lifesciences Corporation	1,321

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[1]	Median 2009 revenue of the primary peer group companies was $4,306. The Company’s 2009 revenue was $4,681.

The table below provides information regarding the market data used for each component of our compensation program.

Component	Market Data
Base Salary	When a relevant data sample, typically 10 data points or more, is available from the primary peer group, it is used to determine market base salary levels. For fiscal 2010, the primary peer group was used to benchmark chief executive officer and chief financial officer salaries for Messrs. Starks and Heinmiller. For fiscal 2010, the primary peer group did not contain a relevant sample of data for positions similar to the positions of Messrs. Rousseau, Fain or Gestin. Therefore the following approach was taken to generate a relevant sample.
	Name	Comparable Positions	Data Source
	Rousseau	Chief operating officers	Data from 18 primary peers and 12 expanded peers listed below
	Fain	U.S.-based division-level executives with similar revenue responsibility	Mercer’s Benchmark Database, a general industry survey with approximately 3,000 participating organizations
	Gestin	European-based division-level executives with similar responsibility	Mercer’s Total Remuneration Surveys covering Belgium, France, Italy and Spain
Annual and Long-Term Incentive Awards	To determine market competitive levels for annual and long-term incentive awards for the Named Executive Officers, a large sample of data was used from medical device and similar companies. The use of industry-specific data allowed us to capture the unique characteristics of incentive levels in the industry. The supplemental incentive market data chosen was a large enough sample from which to gather market incentive data for all executive levels. This sample included the primary peer group, as well as the companies detailed in the following tables. Data was obtained from the ORC Worldwide SIRS Benchmark Survey, Mercer’s United States Benchmark Database and published compensation proxy data.

Expanded Peers

	Biogen Idec, Inc. Bio-Rad Laboratories, Inc. Cephalon, Inc. Forest Laboratories, Inc.	Genentech, Inc. Gilead Sciences, Inc. Invacare Corporation Millipore Corporation	PerkinElmer Inc. Varian, Inc. Waters Corporation Life Technologies Corporation

Additional Sources of Supplemental Incentive Market Data

Abbott Laboratories AGA Medical Corporation Allergan, Inc. Amgen, Inc. Bausch & Lomb Inc. Biomet, Inc. Carefusion Corporation Celgene, Corporation Datascope Corporation Dentsply International, Inc.	EV3 Inc. Evalve, Inc. GE-Healthcare Integrium, LLC Invitrogen Johnson & Johnson - Biotechnology Johnson & Johnson Medical Devices Medimmune, Inc. Novartis Vaccines & Diagnostics Novo Nordisk Inc.	Roche Diagnostic Operations, Inc.
Smith & Nephew, Inc. - Orthopaedics Surmodics Inc.
Terumo Cardiovascular Systems
Thoratec Corporation
Vascular Solutions, Inc.
Warner Chilcott plc
Watson Pharmaceuticals, Inc.
WorldHeart Corporation

Other Benefits and Perquisites	Primary peer group data and expanded peer data

Overview of Fiscal 2010 Compensation

Pay Mix. The chart below illustrates the mix of base salaries, target annual incentive awards, long-term incentive awards and cash perquisites for our Named Executive Officers as a group for fiscal 2010.

As reflected in the above chart, for fiscal 2010, on average 82% of the total compensation awarded to the Named Executive Officers was performance-based compensation.

Market Positioning. The following paragraphs describe how the 2010 base salaries, target annual incentive awards and long-term incentive awards for our Named Executive Officers compared against the market data described above.

For 2010, base salaries for the Named Executive Officers exceeded the 60th percentile for the closest market comparator by an average of 3.95%. The Company believes that this variance is within an acceptable range of the 60th percentile reference point. In addition to the factors listed on page 26, for Mr. Gestin, the variances to the 60th percentile reference point can be attributed to fluctuations in the Euro to U.S. Dollar exchange rate in recent years.

For 2010, target annual incentive opportunities for the Named Executive Officers exceeded the 60th percentile for the closest market comparator position by an average of 10.0%. The Company believes this variance is within an acceptable range of the 60th percentile and consistent with our aggressive year-over-year growth objectives and our decentralized organization which gives division and group presidents the ability to act autonomously and therefore have a more direct impact on performance results.

For 2010, long-term incentive awards for the Named Executive Officers exceeded the 60th percentile for the closest market comparator position by an average of 6.05%. The Company believes that this variance is within a reasonable range of the targeted 60th percentile positioning and is appropriate considering that awards to the Named Executive Officers are made entirely in the form of options which have no guaranteed value.

Fiscal 2010 Base Salaries

The amount of annualized base salary and year-over-year increase for each of our Named Executive Officers for fiscal year 2010 is set forth in the following table.

	Base Salary
Name	Fiscal Year 2009 ($)	Fiscal Year 2010 ($)	Percent Increase in Fiscal Year 2010 (%)
Daniel J. Starks	975,000	995,000	2.0
John C. Heinmiller	665,000	678,300	2.0
Michael T. Rousseau	600,000	612,000	2.0
Eric S. Fain	549,423	561,000	2.0
Denis M. Gestin(1)	658,720	626,007	2.0

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Footnotes
(1) The percentage increase in fiscal year 2010 base salary for Mr. Gestin has been calculated using his base salary as expressed in Euros (not U.S. Dollars). Mr. Gestin’s base salary for 2010 and 2009 was Euro 469,200 and Euro 460,000, respectively, representing an increase of 2%.

In determining 2010 base salary rates, consideration was given to external market data. Also, salaries were managed in accordance to the 2010 merit increase budget established for non-executive employees.

Fiscal 2010 Annual Incentive Awards

For 2010, targeted annual incentive opportunities for our Named Executive Officers under the MICP ranged from 65% to 120% of base salary. The actual incentive payout for each performance objective could range from 0% to 200% of target depending upon the extent to which the performance objective was achieved. Incentive payments are not made if actual performance is less than 90% of targeted levels.

For fiscal 2010, annual incentive payments made to the Named Executive Officers under the MICP were based on the Company’s level of achievement of Company-wide annual sales revenue and earnings per share objectives, as well as divisional profitability and sales objectives, all as established under the Company’s annual operating plan.

Historically, Company-wide performance objectives have been set so they require double-digit growth over the previous year’s revenue and profitability results. For example, in December 2009, the Board approved our 2010 operating plan and the Company-wide revenue and earnings per share targets of $5.276 billion and $2.81 (excluding the impact of certain charges, acquisitions and foreign currency translation), respectively, that were included within the operating plan. When the Board approved the operating plan, the 2010 revenue and earnings per share targets reflected an increase of approximately 12% over the revenue and earnings per share that we expected, at that time, to achieve for the full year 2009.

Division goals related to sales and operating profit are established in support of Company-wide revenue and earnings per share targets with additional consideration given to division-specific market conditions and each division's stage in its growth cycle. For example, although division-specific targets in the aggregate are intended to be consistent with Company-wide objectives, growth rates implicit in targets for any one division may be above or below the growth rates targeted for the entire Company, due to faster or slower growth in relevant product markets or smaller or larger market shares.

These considerations result in Company-wide and division goals that are consistent in their difficulty to achieve and probability for success. Performance objectives are set at a level that we believe is aggressive enough to inspire top performance but reasonable enough to be realistically achievable. Goals are established to challenge executives to maximize year-over-year growth in sales and profitability but are at the same time intended to be reasonable in that they can be achieved by the efficient execution of operating plans.

Information regarding the weightings of the performance measures and the potential and actual payouts of the fiscal 2010 annual incentive awards pursuant to the MICP is set forth below.

Fiscal 2010 Annual Incentive Award Payouts

	Performance Measures		Potential Payout		Actual Payout
Name	Measure	Weighting	Target Payout as a % of Salary	Target Payout Level	% of Target	Payout Amount	% of Salary
Daniel J. Starks	EPS	75%	90.00%	$ 895,500	125.00%	$ 1,119,375	112.50%
	Company Sales	25%	30.00%	$ 298,500	97.00%	$ 289,545	29.10%
		100%	120.00%	$ 1,194,000	118.00%	$ 1,408,920	141.60%
John C. Heinmiller	EPS	75%	75.00%	$ 508,725	125.00%	$ 635,906	93.75%
	Company Sales	25%	25.00%	$ 169,595	97.00%	$ 164,488	24.25%
		100%	100.00%	$ 678,300	118.00%	$ 800,394	118.00%
Michael T. Rousseau	EPS	75%	75.00%	$ 459,000	125.00%	$ 573,750	93.75%
	Company Sales	25%	25.00%	$ 153,000	97.00%	$ 148,410	24.25%
		100%	100.00%	$ 612,000	118.00%	$ 722,160	118.00%
Eric S. Fain	EPS	25%	20.00%	$ 112,200	125.00%	$ 140,250	25.00%
	Division Sales	25%	20.00%	$ 112,200	99.00%	$ 111,078	19.80%
	Division Operating Profit	50%	40.00%	$ 224,400	99.00%	$ 222,156	39.60%
		100%	80.00%	$ 448,800	105.50%	$ 473,484	84.40%
Denis M. Gestin(1)	EPS	25%	16.25%	$ 101,726	125.00%	$ 127,158	20.31%
	Division Sales	50%	32.50%	$ 203,452	96.00%	$ 195,314	31.20%
	Division Operating Profit	25%	16.25%	$ 101,726	90.00%	$ 91,553	14.62%
		100%	65.00%	$ 406,904	101.75%	$ 414,025	66.13%

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Footnotes
(1)	Mr. Gestin is paid in Euros, but for the purposes of this proxy statement, all amounts have been converted to U.S. Dollars using the exchange rate of 1.3342 Euros per U.S. Dollar, the exchange rate in effect on the last day of fiscal year 2010.

Fiscal 2010 Long-Term Incentive Awards

The option awards granted to the Named Executive Officers during fiscal 2010 were determined as described under “Determination of Targeted Compensation Levels” above. Grant recommendations are made to the Committee in advance of the date they are actually approved. In making these recommendations, the fair value of the awards was determined using the average closing price of the Company’s stock for the 25 days following the third-quarter earnings release. This mitigates the impact of market anomalies on the value used to determine award levels. The number of shares subject to each option award granted to the Named Executive Officers during fiscal year 2010, as well as the grant date fair values of these awards, is shown in the Grants of Plan-Based Awards for Fiscal 2010 table on page 38.

Fiscal 2010 Other Benefits and Perquisites

The table below provides information regarding the other benefits and perquisites provided to the Named Executive Officers other than Mr. Gestin. A discussion of the other benefits and perquisites provided to Mr. Gestin follows the table.

Other Benefits and Perquisites	Description
Health and Welfare Benefits

• Health Benefits: Health care, dental, vision and disability benefits that are available to all exempt employees.

• Life Insurance: Life insurance with a death benefit equal to twice the employee’s annual salary, commission and bonus, up to a maximum death benefit of $1,250,000, which is available to each salaried employee with a salary, commission and bonus exceeding $150,000. As of December 31, 2006, Mr. Starks declined coverage under this program and therefore no longer receives a life insurance benefit from the Company.

• Supplemental Disability Insurance. Payment of supplemental disability insurance premiums for Mr. Heinmiller.

Retirement Benefits

• 401(k) Plan: Company matches 100% of the first 3% of compensation contributed by employees.

• Management Savings Plan: Plan provides matching payments for each employee whose annual salary, commission and bonus exceeds the IRS qualified plan limit.

• Employee Stock Purchase Plan: Allows employees to purchase stock at a discount to the market price.

Perquisites

• Cash Perquisite Allowance: Cash provided in lieu of car allowances, financial planning and other perquisites provided by similarly-sized companies. The Company uses a cash allowance approach because it is easily administered and can be easily adjusted on an annual basis in response to shifts in market practices. For 2010, cash perquisite allowances ranged from $17,250 to $26,000. These amounts are not included for the purposes of calculating awards under other programs such as MICP.

• Physical Examination : Reimbursement for one physical examination every 12 months up to a maximum of $1,600 per exam.

• Charitable Matching Program: Eligible charitable contributions are matched by the Company up to a maximum of $1,000 each year.

The other benefits and perquisites described above, including the 401(k) plan, the Management Savings Plan and employee stock purchase plan, do not factor into decisions related to other elements of compensation for the Named Executive Officers other than to support the Company’s overall strategy to attract and retain executive talent. Unlike base salaries, cash perquisites are excluded from the determination of benefits under other Company programs such as the MICP and the Company’s profit sharing plan.

Because Mr. Gestin is not based in the United States, in 2010 he did not participate in the benefit programs discussed above, but rather participated in health, welfare and retirement programs provided to all employees at the Company’s Brussels location. These benefits include disability insurance, hospitalization insurance and life insurance equal to two times the employee’s annual base salary plus an additional 50% of such employee’s annual base salary per each dependent child. Additionally, Belgian employees participate in a retirement plan that for 2010 provided a contribution equal to 3% of the social security ceiling plus 11% of the difference between the social security ceiling and the employee’s base salary. The Company believes these programs are necessary in order to compete for talent and that it is appropriate to provide Mr. Gestin benefits consistent with normal practice in his country of residence. Consistent with European practice, Mr. Gestin did not receive a cash perquisite allowance in 2010 but rather was provided an automobile by the Company. The cost to the Company for this perquisite in 2010 was $32,821.

Change in Control Severance Agreements

The Company has entered into change in control severance agreements (the “Severance Agreements”) with each of the Named Executive Officers. Each Severance Agreement provides a benefit to the Named Executive Officer in the event that he is involuntarily terminated, other than for cause, following a change in control. A benefit is also provided if the Named Executive Officer terminates his employment for good reason in the three years following a change in control. The

Company has selected this “double trigger” approach because it protects the Named Executive Officer from the possibility of a termination of his employment following a change in control while at the same time providing for payment only if such a termination of employment actually occurs. The Severance Agreements apply solely to change in control related terminations. The Named Executive Officers are not provided any guaranteed benefit, under the Severance Agreements or otherwise, in the event of termination not related to a change in control.

In the event of a qualifying termination, each Named Executive Officer is provided with a lump sum payment equal to 2.9 times his annual base salary, target annual incentive and annual perquisite allowance. In addition, for a period of three years, the Named Executive Officer is entitled to receive, at the Company’s expense, health, accident, disability and life insurance benefits substantially similar to those provided immediately prior to termination. In the event that any payments associated with a change in control, whether covered by the Severance Agreement or any other plan, would be subject to excise tax under Section 280G of the Internal Revenue Code, the Company will provide the Named Executive Officer with a payment to cover the excise tax plus a gross-up payment to cover any taxes applied to the excise tax payment. The Company will also reimburse the Named Executive Officer for any legal fees and expenses incurred by the Named Executive Officer as a result of the termination of his employment, including costs incurred in contesting or disputing the termination or seeking to obtain or enforce any right under the Severance Agreement.

The Company believes that providing change in control benefits should eliminate or reduce the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. The Company also believes these arrangements are necessary in order to retain key executives during the transition period following a change in control and allow them to focus on Company-related matters rather than seeking new employment opportunities. We believe the 2.9 times (annual base salary, target annual incentive and annual perquisite allowance) benefit provided is reasonable in light of those provided to named executive officers at similarly-sized companies and the amount of time normally required to find executive employment opportunities. The Severance Agreements are discussed in greater detail on page 41. The Severance Agreements do not factor into decisions related to other elements of compensation other than to support the overall strategy of attracting and retaining executive talent.

Stock Ownership Guidelines

The Company maintains stock ownership guidelines which set stock ownership targets that all executive officers and Directors are expected to achieve, with the intent of aligning the interests of management and shareholders. Targeted stock ownership levels range from three times base salary for the Chief Executive Officer to two times base salary for each of the other Named Executive Officers. Stock ownership guidelines for Directors are set at five times the annual retainer for Directors, or $270,000. Ownership levels are expected to be reached within five years after the date of first promotion to the applicable management level or to the Board, as applicable.

Ownership levels are determined by including stock acquired through open market, option plan or employee stock purchase plan purchases, shares obtained in lieu of earned compensation, shares earned under restricted stock grants and the "in the money" value of vested stock options. Those Named Executive Officers that have been executive officers of the Company for at least five years are in compliance with the Company’s stock ownership guidelines.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to certain of its executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation, provided it is paid pursuant to a plan that has been approved by shareholders, the performance goals are objective and determined by a committee of the board of directors which is comprised solely of two or more outside directors and the compensation is paid only after the committee certifies that the performance goals and any other material terms were in fact satisfied.

All awards to the Named Executive Officers made for fiscal 2010 under the Company’s annual and long-term incentive plans qualify as performance-based compensation under Section 162(m) and, therefore, are excluded from the $1,000,000 cap on compensation for deductibility purposes.

It is the Committee’s intention to use incentive compensation as a substantial component of the Company’s executive compensation program and to attempt to structure incentive compensation so that the Company will not lose deductions under Section 162(m). While the Committee intends to continue to provide compensation opportunities to its executives in as tax-efficient a manner as possible, it recognizes that from time to time it may be in the best interests of shareholders to provide non-deductible compensation.

Adjustments for Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, acquisition-related charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as business development activities, acquisitions, restructuring activities, asset impairment events or developments, settlements and other developments relating to income taxes and litigation) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

The following table provides a reconciliation of the Company’s reported net earnings and reported diluted net earnings per share to the Company’s adjusted net earnings and adjusted diluted net earnings per share for fiscal year 2010 and 2009:

Fiscal Year 2010	(in millions)	Description of Adjustments
Net Earnings, as reported	$907
Inventory obsolescence charges	18	After-tax charges for excess ICD inventory.
Acquisition-related charges	37	Net after-tax charges related to closing and other costs associated with the Company’s acquisition of AGA Medical Holdings, Inc. and LightLab Imaging, Inc.
In-process research and development charges	12	After-tax charges for the acquisition of pre-development technology assets.
Legal settlement charges	16	After-tax charges for the settlement of a U.S. Department of Justice investigation.
Investment impairment charges	5	After-tax impairment charges for the decline in the fair value of strategic cost investments that are not considered temporary.
Adjusted Net Earnings (Non-GAAP)	$995

Fiscal Year 2010		Description of Adjustments
Diluted EPS, as reported	$2.75
Inventory obsolescence charges	0.05	After-tax charges for excess ICD inventory.
Acquisition-related charges	0.11	Net after-tax charges related to closing and other costs associated with the Company’s acquisition of AGA Medical Holdings, Inc. and LightLab Imaging, Inc.
In-process research and development charges	0.04	After-tax charges for the acquisition of pre-development technology assets.
Legal settlement charges	0.05	After-tax charges for the settlement of a U.S. Department of Justice investigation.
Investment impairment charges	0.01	After-tax impairment charges for the decline in the fair value of strategic cost investments that are not considered temporary.
Adjusted Diluted EPS (Non-GAAP)	$3.01

Fiscal Year 2009	(in millions)	Description of Adjustments
Net Earnings, as reported	$777
Inventory obsolescence charges	11	After-tax inventory obsolescence charges for discontinued products.
Restructuring charges	65	Net after-tax charges related to employee termination and other costs associated with restructuring efforts to improve sales and sales support productivity as well as to streamline manufacturing operations.
In-process research and development charges	4	After-tax charges for the acquisition of pre-development technology assets.
Compensation accrual adjustments	(24)	After-tax benefit for the reversal of certain annual discretionary Company performance-based compensation accruals.
Investment impairment charges	5	After-tax impairment charges for the decline in the fair value of strategic cost investments that are not considered temporary.
Adjusted Net Earnings (Non-GAAP)	$838

Fiscal Year 2009	(in millions)	Description of Adjustments
Diluted EPS, as reported	$2.26
Inventory obsolescence charges	0.03	After-tax inventory obsolescence charges for discontinued products.
Restructuring charges	0.19	Net after-tax charges related to employee termination and other costs associated with restructuring efforts to improve sales and sales support productivity as well as to streamline manufacturing operations.
In-process research and development charges	0.01	After-tax charges for the acquisition of pre-development technology assets.
Compensation accrual adjustments	(0.07)	After-tax benefit for the reversal of certain annual discretionary Company performance-based compensation accruals.
Investment impairment charges	0.01	After-tax impairment charges for the decline in the fair value of strategic cost investments that are not considered temporary.
Adjusted Diluted EPS (Non-GAAP)	$2.43

Compensation Risk Analysis

In October 2010, the Company’s compensation consultant, Mercer, analyzed, reviewed and discussed with the Company’s Compensation Committee whether the Company’s executive compensation practices and policies encourage excessive risk-taking. The Compensation Committee and Mercer concluded that such practices and policies, taking into account any risk-mitigating provisions and controls (e.g., stock ownership guidelines, the elements of long-term incentive compensation, lack of formal non-change-in-control severance plans and funding of the annual bonus pool based on Company performance), do not encourage excessive risk-taking. Management applied similar criteria in assessing whether other compensation practices and policies encourage excessive risk-taking and concluded that they do not. Based on the foregoing, the Company determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table shows the cash and non-cash compensation for the last three fiscal years awarded to or earned by the individuals who served as our chief executive officer, chief financial officer and each of our three other most highly compensated executive officers during fiscal year 2010. These five individuals are collectively referred to as the “Named Executive Officers”.

Name and Principal Position	Year	Salary ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compen- sation ($)		Total ($)

Daniel J. Starks Chairman, President and Chief Executive Officer	2010	995,000	6,997,200	1,408,920	36,350	(5)	9,437,470
	2009	975,000	5,865,795	1,061,775	36,350		7,938,920
	2008	993,750	6,424,380	1,365,413	65,400		8,848,943

John C. Heinmiller Executive Vice President and Chief Financial Officer	2010	678,300	3,250,783	800,394	40,915	(6)	4,770,392
	2009	665,000	2,789,511	603,487	39,315		4,097,313
	2008	652,308	2,676,825	746,892	68,360		4,144,385

Michael T. Rousseau Group President	2010	612,000	2,973,810	722,160	35,160	(7)	4,343,130
	2009	600,000	2,372,388	544,500	35,160		3,552,048
	2008	560,577	2,141,460	641,861	63,280		3,407,178

Eric S. Fain President, Cardiac Rhythm Management Division	2010	561,000	2,106,449	473,484	28,410	(8)	3,169,343
	2009	549,423	1,824,914	358,224	29,410		2,761,971
	2008	500,000	1,606,095	389,063	45,774		2,540,932

Denis M. Gestin(9) President, International Division	2010	626,007	1,545,215	414,025	159,274	(10)	2,744,521
	2009	658,720	1,173,159	386,421	185,125		2,403,425
	2008	605,520	963,657	376,937	261,635		2,207,749

______________________________
Footnotes
(1)	Includes amounts deferred at the discretion of the executive officer pursuant to our 401(k) plan and our Management Savings Plan.
(2)	Mr. Starks’ annualized salary did not change between 2008 and 2009. The 2008 salary difference represents one additional week of payroll in fiscal year 2008 as compared to fiscal year 2009.
(3)	The amounts in this column are computed in accordance with FASB ASC Topic 718 and are based on the fair value of the stock option awards as estimated using the Black-Scholes option pricing model. The assumptions used to estimate fair value are discussed in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 1, 2011.
(4)	We award bonuses to the Named Executive Officers solely based on our achievement of certain performance targets. Accordingly, bonus amounts are reported in the Non-Equity Incentive Plan Compensation column. The amounts in this column relate to awards under the MICP and are described under the heading “Compensation Discussion and Analysis” above.
(5)	Consists of a perquisite allowance of $26,000 and retirement plan contributions of $10,350. The Company purchases life insurance for salaried employees generally providing a death benefit equal to the lesser of $500,000 or twice the annual salary, commission and bonus of such salaried employees. For employees whose annual salary, commission and bonus exceeds $150,000 and who participate in the Management Savings Plan, the Company purchases supplemental life insurance providing a death benefit equal to the lesser of $1,250,000 or twice the annual salary, commission and supplemental bonus of such salaried employees. As of December 31, 2006, Mr. Starks declined coverage under this program and therefore no longer receives a life insurance benefit from the Company.

(6)	Consists of a perquisite allowance of $24,000, retirement plan contributions of $10,350, the cost of supplemental disability insurance premiums paid by the Company and the incremental cost of life insurance premiums paid by the Company for coverage in excess of that purchased by the Company for salaried employees generally.
(7)	Consists of a perquisite allowance of $24,000, retirement plan contributions of $10,350 and the incremental cost of life insurance premiums paid by the Company for coverage in excess of that purchased by the Company for salaried employees generally.
(8)	Consists of a perquisite allowance of $17,250, retirement plan contributions of $10,350, an award payment related to a patent filing and the incremental cost of life insurance premiums paid by the Company for coverage in excess of that purchased by the Company for salaried employees generally.
(9)	2010 amounts paid to Mr. Gestin in Euros were converted to U.S. dollars using the exchange rate of 1 Euro to $1.3342 in effect on the last day of fiscal year 2010. 2009 amounts paid to Mr. Gestin in Euros were converted to U.S. dollars using the exchange rate of 1 Euro to $1.432 in effect on the last day of fiscal year 2009. 2008 amounts paid to Mr. Gestin in Euros were converted to U.S. dollars using the exchange rate of 1 Euro to $1.392 in effect on the last business day of fiscal year 2008.
(10)	Consists of statutory vacation pay of $62,627 required to be paid annually pursuant to Belgium law, retirement plan contributions of $63,826 and the cost of a company automobile of $32,821

Grants of Plan-Based Awards for Fiscal 2010

The following table summarizes the 2010 grants of equity and non-equity incentive plan-based awards to the Named Executive Officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)(2)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(4)
Daniel J. Starks		716,400	1,194,000	2,388,000
	12/14/10				480,000	41.65	6,997,200
John C. Heinmiller		406,980	678,300	1,356,600
	12/14/10				223,000	41.65	3,250,783
Michael T. Rousseau		367,200	612,000	1,224,000
	12/14/10				204,000	41.65	2,973,810
Eric S. Fain		269,280	448,800	897,600
	12/14/10				144,500	41.65	2,106,449
Denis M. Gestin(5)		244,142	406,904	813,808
	12/14/10				106,000	41.65	1,545,215

______________________________
Footnotes
(1)	Actual amounts paid under the MICP based on our 2010 performance are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The performance objectives and target opportunities for awards under the MICP for each year are typically set at the Board of Directors and Compensation Committee meetings held in the December preceding the year for which performance is to be measured. For example, on December 14, 2009, the Board of Directors and Compensation Committee set the performance targets for fiscal year 2010. The performance targets are described in “Compensation Discussion and Analysis” above.
(2)	All option grants made to the Named Executive Officers were made under the St. Jude Medical, Inc. 2007 Stock Incentive Plan.
(3)	These options vest in equal installments on each of the first four anniversary dates of the date of grant, subject to acceleration of vesting upon a change in control.
(4)	The assumptions used to estimate the grant date fair value of stock options are discussed in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 1, 2011.
(5)	Estimated possible payouts under non-equity incentive plan awards for Mr. Gestin have been converted from Euros to U.S. dollars using the exchange rate of 1.3342 Euros per U.S. Dollar, the exchange rate on in effect on the last day of fiscal year 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth the outstanding equity awards held by the Named Executive Officers at the end of fiscal year 2010.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Daniel J. Starks	520,000		-0-		39.18	04/23/2004	04/23/2012
	216,000		-0-		51.91	12/13/2005	12/13/2013
	240,000	(1)	80,000	(1)	40.55	12/10/2007	12/10/2015
	300,000	(1)	300,000	(1)	30.58	12/15/2008	12/15/2016
	112,500	(1)	337,500	(1)	38.59	12/14/2009	12/14/2017
	-0-		480,000	(1)	41.65	12/14/2010	12/14/2018

John C. Heinmiller	160,000		-0-		30.95	12/08/2003	12/08/2011
	120,000		-0-		41.84	12/14/2004	12/14/2012
	108,000		-0-		51.91	12/13/2005	12/13/2013
	150,000		-0-		38.00	12/12/2006	12/12/2014
	120,000	(1)	40,000	(1)	40.55	12/10/2007	12/10/2015
	125,000	(1)	125,000	(1)	30.58	12/15/2008	12/15/2016
	53,500	(1)	160,500	(1)	38.59	12/14/2009	12/14/2017
	-0-		223,000	(1)	41.65	12/14/2010	12/14/2018

Michael T. Rousseau	150,000		-0-		30.95	12/08/2003	12/08/2011
	120,000		-0-		41.84	12/14/2004	12/14/2012
	106,000		-0-		51.91	12/13/2005	12/13/2013
	130,000		-0-		38.00	12/12/2006	12/12/2014
	91,500	(1)	30,500	(1)	40.55	12/10/2007	12/10/2015
	100,000	(1)	100,000	(1)	30.58	12/15/2008	12/15/2016
	45,500	(1)	136,500	(1)	38.59	12/14/2009	12/14/2017
	-0-	(1)	204,000	(1)	41.65	12/14/2010	12/14/2018
								1,000 (2)	42,750 (3)

Eric S. Fain	56,800		-0-		30.95	12/08/2003	12/08/2011
	40,000		-0-		41.84	12/14/2004	12/14/2012
	34,500		-0-		51.91	12/13/2005	12/13/2013
	38,000		-0-		38.00	12/12/2006	12/12/2014
	19,500	(1)	6,500	(1)	41.49	07/01/2007	07/01/2015
	70,500	(1)	23,500	(1)	40.55	12/10/2007	12/10/2015
	75,000	(1)	75,000	(1)	30.58	12/15/2008	12/15/2016
	35,000	(1)	105,000	(1)	38.59	12/14/2009	12/14/2017
	-0-		144,500	(1)	41.65	12/14/2010	12/14/2018
								500 (4)	21,375 (3)

Denis M. Gestin	40,000		-0-		41.84	12/14/2004	12/14/2012
	34,500		-0-		51.91	12/13/2005	12/13/2013
	34,500		-0-		38.00	12/12/2006	12/12/2014
	51,000	(1)	17,000	(1)	40.55	12/10/2007	12/10/2015
	45,000	(1)	45,000	(1)	30.58	12/15/2008	12/15/2016
	22,500	(1)	67,500	(1)	38.59	12/14/2009	12/14/2017
	-0-		106,000	(1)	41.65	12/14/2010	12/14/2018
								500 (2)	21,375 (3)

______________________________
Footnotes
(1)	These options vest 25% on each of the first four anniversary dates of the date of grant.
(2)	Granted on December 10, 2007; these shares of restricted stock vest 25% on each of the first four anniversary dates of the date of grant.
(3)	Determined by multiplying the Company’s closing stock price ($42.75) on the last business day of fiscal year 2010 (12/31/2010) by the number of shares subject to the award.
(4)	Granted on July 1, 2007; these shares of restricted stock vest 25% on each of the first four anniversary dates of the date of grant.

Option Exercises and Stock Vested During Fiscal 2010

The following table summarizes information with respect to stock option awards exercised and restricted stock vested during fiscal year 2010 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Daniel J. Starks	300,000	4,080,000	-0-	-0-
John C. Heinmiller	160,000	3,723,200	-0-	-0-
Michael T. Rousseau	180,000	3,757,500	1,000	40,850
Eric S. Fain	63,000	1,410,570	500	17,640
Denis M. Gestin	-0-	-0-	500	20,425

______________________________
Footnotes
(1)	Calculated by multiplying the number of shares acquired on exercise by the difference between the closing market price per share of our common stock on the day of exercise and the exercise price per share.
(2)	Calculated by multiplying the number of shares acquired on vesting by the closing market price on the date of vesting.

Nonqualified Deferred Compensation

The following table shows the executive contributions and Company contributions in fiscal year 2010 and earnings and account balances for the Named Executive Officers in the St. Jude Medical Management Savings Plan (the “MSP”), an unfunded, unsecured non-qualified deferred compensation plan. The MSP allows participants to defer up to 100% of their base pay, MICP bonus and other bonus and commission compensation. The Company makes matching contributions of 100% of deferrals up to 3% of the first $100,000 of compensation above the Internal Revenue Code limit ($245,000 in 2010). Deferred amounts and Company contributions are held in an irrevocable trust which remains subject to the claims of the Company’s creditors. Company contributions vest 20% for each calendar year of a participant’s service. Deferred amounts and Company contributions in each participant’s account are credited with the net returns of the investment funds in which such contributions are deemed to be invested. Participants may select among several deemed investment options made available by the Company, and participants may change their deemed investment elections at any time. The following investment funds were available under the MSP in fiscal 2010: JPMorgan Prime Money Market, PIMCO Total Return, Vanguard Target Retirement Income Fund, Vanguard Target Retirement 2010, Vanguard Target Retirement 2015, Vanguard Target Retirement 2020, Vanguard Target Retirement 2025, Vanguard Target Retirement 2030, Vanguard Target Retirement 2035, Vanguard Target Retirement 2040, Vanguard Target Retirement 2045, Vanguard Target Retirement 2050, Dodge & Cox Balanced, JPMorgan Equity Index-Select, American Century Large Company Value, Victory Diversified Stock-A, American Funds Growth Fund of America-R5, JPMorgan Mid Cap Value, Morgan Stanley Inst Mid Cap Growth, American Century Small Cap Value, Columbia Acorn Fund Z and Harbor International. The returns on these investment funds for the calendar year ended December 31, 2010 ranged from 0.12% to 32.93%, with a median return of 13.48%.

Participants may elect, prior to the beginning of each year, to have all amounts deferred and Company contributions for that year distributed on a date during employment, provided that the selected distribution date occurs at least two years after the end of the year in which the withdrawn amounts were initially deferred into the MSP. Participants may also elect at that time to receive the amount in installments over a period of up to 15 years upon separation from service, provided their account balance and length of service exceed certain minimums; otherwise payment is made in a single lump sum. If no early distribution election is made, participants will receive a distribution of their account in the MSP upon separation from service with the Company. To the extent necessary to comply with Section 409A of the Internal Revenue Code, payments made to Named Executive Officers on account of their separation from service may be delayed six months following their separation from service.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)

Daniel J. Starks	49,750	3,000	87,371	-0-	779,295
John C. Heinmiller	33,914	3,000	98,558	-0-	869,578
Michael T. Rousseau	519,634	3,000	828,004	256,849	6,986,286
Eric S. Fain	116,525	3,000	113,024	-0-	853,468
Denis M. Gestin(5)	-0-	-0-	-0-	-0-	-0-

______________________________
Footnotes
(1)	All of these amounts are included in the amounts reported under the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 37.
(2)	All of these amounts are included in the amounts reported under the “All Other Compensation” column of the Summary Compensation Table on page 37.
(3)	The amounts reported in this column represent the change during the last fiscal year in the value of the underlying mutual funds in which the Named Executive Officers’ deferred amounts were deemed to be invested. None of these amounts are reported as compensation in the Summary Compensation Table for the last completed fiscal year because the earnings were not above-market or preferential.
(4)	Includes the following amounts that were previously reported as compensation to the Named Executive Officers in the Summary Compensation Table for previous years: Mr. Starks, $569,663; Mr. Heinmiller, $677,107; Mr. Rousseau, $5,272,224; and Mr. Fain, $531,985.
(5)	As a Belgium resident, Mr. Gestin is not eligible to participate in the MSP.

Employment Agreements

The Company has no written employment agreements with the Named Executive Officers. The compensation arrangement for each of the Named Executive Officers is described under “Compensation Discussion and Analysis” above.

Change in Control Agreements

The Company has entered into change in control severance agreements (the “Severance Agreements”) with each of the Named Executive Officers. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, the Company terminates the Named Executive Officer’s employment without Cause or the Named Executive Officer terminates his employment for Good Reason. Such payments and benefits include: (1) severance pay equal to 2.9 times the sum of the Named Executive Officer’s annual salary, target bonus and certain other compensation paid to the Named Executive Officer during the 12 months prior to the termination; (2) three years of health, life, accident and disability insurance substantially similar to that in effect at the time of termination; (3) the payment of legal fees and expenses relating to the termination; and (4) a gross-up payment for certain excise taxes, if they are imposed on such payments or benefits and for any tax imposed on such gross-up payment. Under the Severance Agreements, “Cause” is defined as a conviction for felony criminal conduct; “Good Reason” is defined to include a change in the Named Executive Officer’s responsibility or status, a reduction in salary or benefits or a mandatory relocation; and “Change in Control” is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% or more of the outstanding voting stock of the Company, a proxy fight or contested election which results in Continuing Directors (as defined) not constituting a majority of the Company’s Board of Directors or another event the majority of the Continuing Directors determines to be a change in control.

Potential Payments Upon Termination or Change in Control

As described above, the Named Executive Officers do not have employment agreements with the Company but do have Severance Agreements with the Company. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a Named Executive Officer’s employment had terminated on January 1, 2011, given the Named Executive Officer’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) plan, disability benefits and accrued vacation pay. Because it is unlikely that any of the Named Executive Officers would be affected by a layoff, the information below does not reflect benefits that may be available in such situations under Company plans and arrangements.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

Equity Awards

If one of the Named Executive Officers were to die or become disabled, any exercisable stock options would remain exercisable for one year following the date of death or disability, except to the extent of the earlier expiration of the option term. All unexercisable stock options would immediately be cancelled and all unvested shares of restricted stock would immediately be forfeited.

Deferred Compensation

Other than Mr. Gestin, who is a Belgium resident and is not eligible to participate, each of the Named Executive Officers participates in our MSP, which permits the deferral of base salary and incentive compensation. The last column of the Nonqualified Deferred Compensation Table on page 41 reports each Named Executive Officer’s aggregate balance at January 1, 2011, under the MSP. The Named Executive Officers are entitled to receive the amount in their deferred compensation account in the event of termination of employment, death or at a date during employment elected by the Named Executive Officer, subject to any claims of creditors in the event of a Company insolvency. Until distribution, the account balances continue to be credited with increases or decreases reflecting changes in the value of the deemed investment funds in which each Named Executive Officer has elected the deferred compensation to be allocated.

Life Insurance Benefits

The Company purchases life insurance for salaried employees generally providing a death benefit equal to the lesser of $500,000 or twice the annual salary, commission and bonus of such salaried employees. For employees whose annual salary, commission and bonus exceeds $150,000 and who participate in the MSP, the Company purchases supplemental life insurance providing a death benefit equal to the lesser of $1,250,000 or twice the annual salary, commission and supplemental bonus of such salaried employees. If a Named Executive Officer had died on January 1, 2011, their survivors would have received $1,250,000 under this arrangement, except for Mr. Starks, who declined this benefit, and Mr. Gestin, who would have been entitled to receive $2,190,695 pursuant to the life insurance plan offered to our employees in Belgium.

Severance Payments

In the event that a Change in Control of the Company (as defined under the Severance Agreements) had occurred on January 1, 2011, no payments would have been due to the Named Executive Officers unless they were also terminated without Cause or they terminated their employment for Good Reason (as those terms are defined under the Severance Agreements). The table below sets forth the severance payments to each of the Named Executive Officers in the event a

Change in Control had occurred on January 1, 2011 and there had been such a termination and also sets forth the “in the money” value of options and value of restricted stock for which vesting would have accelerated on that date, regardless of whether their employment was terminated.

Change in Control Payments and Acceleration of Equity Awards
	Cash Payments		Equity Awards for Which Vesting Would Have Accelerated(1)		Total
Named Executive Officer	Salary, Bonus and Perks- Related Payments ($)	Healthcare Benefits ($)	“In the Money” Value of Options ($)	Value of Restricted Stock ($)
Daniel J. Starks	6,614,900	51,901	5,759,000	-0-	12,425,801
John C. Heinmiller	4,129,600	55,922	2,522,230	-0-	6,707,752
Michael T. Rousseau	3,839,600	55,922	2,076,340	42,750	6,014,612
Eric S. Fain	3,103,725	42,689	1,568,390	21,375	4,736,179
Denis M. Gestin	3,269,534	25,115	982,450	21,375	4,298,474

______________________________
Footnotes
(1) Calculated using the closing price of our common stock on December 31, 2010, the last business day of fiscal year 2010.

The salary, bonus and perk-related payments would have been made in lump sums, and the health care benefits would have been provided over three years following termination. For Messrs. Starks, Heinmiller, Rousseau and Fain, no gross-up payments would have been due in connection with the Change in Control. The Company is voluntarily reporting payments that would have been made to Mr. Gestin upon a Change in Control of the Company with termination without Cause or for Good Reason. Mr. Gestin is not a United States taxpayer and is not subject to the United States tax law.

ADVISORY VOTE ON COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement. The Company asks that you support the compensation of our Named Executive Officers as disclosed in this proxy statement. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company has in the past obtained approval from shareholders for the most significant incentive plans that we use to motivate, retain, and reward our executives. Those incentive plans include our MICP and our stock incentive plans and make up a majority of the pay that the Company provides to our Named Executive Officers. Thus, shareholders have already had a voice in the largest part of our executive compensation program.

Our executive compensation program must be viewed in light of our performance. St. Jude Medical has had a long-standing tradition of delivering results for our shareholders, customers, and the communities in which we operate. We are one of the largest 500 companies in the United States (based on revenue) with facilities in more than 30 countries throughout the world, and we generate over 49% of our net sales outside of the United States. We believe our executive compensation program has played a material role in attracting and retaining a highly experienced, successful team to drive strong financial results and manage the Company through the recent economic downturn. In 2010:

•	The Company’s revenue grew to $ 5.165 billion, representing an increase of $484 million or 10% over the prior year;

•	Net earnings grew to $907 million in 2010, an increase of $130 million or 16% over the prior year, resulting in the most profitable year in the history of the Company;

•	Adjusted net earnings (non-GAAP) grew to $995 million in 2010, an increase of $157 million or 19% over the prior year[1];

•	Diluted net earnings per share grew to $2.75 in 2010, an increase of $0.49 or 21% over the prior year;

•	Adjusted diluted net earnings per share (non-GAAP) grew to $3.01 in 2010, an increase of $0.58 or 24% over the prior year[1]; and

•	The Company’s stock price increased by 16.2% in calendar year 2010 versus a 1% decline in the large-capitalization medical technology segment as a whole, leading JP Morgan to conclude that “St. Jude had the best 2010 of any company in large-cap MedTech.”

We believe that our executive compensation program is structured in the best manner possible to support the Company and its business objectives. It has been designed to implement certain core compensation principles, which include:

______________________________
[1]	A reconciliation of non-GAAP adjusted net earnings and non-GAAP adjusted diluted net earnings per share is included in the Adjustments for Non-GAAP Financial Measures section on page 35 of this proxy statement.

•	alignment of management’s interests with our shareholders’ interests to support long-term value creation, including, by way of example, through equity compensation programs and share ownership guidelines;

•	pay for performance, demonstrated by linking bonuses paid under our MICP to key financial deliverables; and

•	linking compensation to market levels of compensation adopted by our competitors.

In particular, Mr. Starks, our Chairman, President and Chief Executive Officer, who has been with the Company for 15 years, now owns approximately 6,486,116 shares of the Company’s common stock, making him the Company’s largest individual shareholder. This assures that his interests are aligned with the shareholders’ interests.

In the course of establishing the compensation programs and awarding compensation for fiscal 2010, our Compensation Committee reviewed the Company’s business expectations, and ultimately, performance, for fiscal 2010, and data and analyses regarding median market compensation. In addition, the Compensation Committee received advice and counsel on the program from its compensation consultant. The Committee determined that performance-based incentives were best able to motivate our Named Executive Officers to achieve short-term and long-term business goals.

The Company believes that our executive compensation program is worthy of your support for the following reasons:

•	Our compensation programs are substantially tied to achievement of our key business objectives, which are designed to further the success of the Company and our shareholders.

•	Our compensation program for executive officers delivers a large part of potential total compensation in equity. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives.

•	We maintain a high-quality corporate governance framework.

•	We closely monitor the compensation programs and pay levels of executives at companies of similar size and complexity so that we can ensure that our compensation programs are within the range of market practices.

•	Each of the Named Executive Officers is employed at-will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

We believe that the information we have provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we are asking our shareholders to vote FOR the following resolution at the annual meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement for the 2011 Annual Meeting of Shareholders.”

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Named Executive Officers as set forth in this proxy statement. Proxies will be voted FOR adoption of this resolution unless otherwise specified.

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with an advisory (nonbinding) vote on the frequency with which our shareholders shall have the advisory vote on executive compensation as provided for in the previous proposal. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. In addition, shareholders may abstain from voting. The Company is required to hold an advisory vote on frequency at least once every six years.

Our Board has reviewed the evolution of Say on Pay frequency proposals and has considered the merits of each of the options. The Board recognizes that there are valid arguments in favor of a vote every one, two or three years. Because we are comfortable that we can effectively implement any frequency resolution that a plurality of our shareholders recommends, we have determined to make no voting recommendation to shareholders. We will leave it to our shareholders to inform us at the 2011 Annual Meeting of Shareholders which frequency they would prefer we adopt.

There are many arguments supporting an annual vote, and equally compelling arguments supporting a vote every three years. Each position has advantages and disadvantages.

Arguments favoring a vote no more frequently than every three years include the following:

•	Our executive compensation programs are designed to support our long-term business strategy and drive long-term financial performance. A vote every three years is best aligned with the long-term focus of our executive compensation programs and prevents long-term objectives from being undermined by shorter-term issues in the marketplace;

•	A triennial vote will give our shareholders the opportunity to more fully and effectively assess our long-term compensation strategies and the related business outcomes;

•	A three-year cycle gives the Board of Directors, the Compensation Committee, and its independent compensation consultant sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement any changes to the Company’s executive compensation program; and

Arguments favoring an annual vote include the following:

•	Say on Pay votes are a communication vehicle, and communication can be most useful when it is received frequently;

•	Annual Say on Pay advisory votes may provide a higher level of accountability and direct communication between the Company and its shareholders by enabling the vote to correspond to the information presented in the accompanying proxy statement for the applicable shareholders’ meeting; and

•	A failure to provide shareholder input every year might make it more difficult to understand whether a shareholder vote pertains to the compensation year being discussed in the current proxy, or pay practices from the previous year or two. This, in turn, might make it more difficult for the Board of Directors and the Compensation Committee to understand the implications of the vote and to respond to them.

Voting for a frequency of two years would represent a compromise among the above considerations.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the frequency preferred by shareholders for the Company to hold a shareholder vote to approve the compensation of the Named Executive Officers.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. By its nature, an advisory vote is not binding on the Company or our Board of Directors. However, our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes on executive compensation.

The Board of Directors makes no voting recommendation to shareholders on the frequency with which shareholders are provided an advisory vote on the compensation of the Named Executive Officers.

PROPOSAL TO AMEND THE
ST. JUDE MEDICAL, INC. 2007 STOCK INCENTIVE PLAN

Background

On February 25, 2011, the Board of Directors adopted, subject to shareholder approval, amendments (the “Stock Plan Amendments”) to the St. Jude Medical, Inc. 2007 Stock Incentive Plan (as amended to date, the “2007 Stock Plan”). If adopted by our shareholders, the Stock Plan Amendments would:

•	increase the number of shares authorized for issuance under the 2007 Stock Plan by 20,000,000 shares, from 25,000,000 to 45,000,000; and

•	provide that any “change in control” definition included in award agreements under the 2007 Stock Plan after the Company’s 2011 Annual Meeting of Shareholders shall not have the effect of accelerating the exercisability of any award or the lapse of restrictions relating to any award upon only the announcement or shareholder approval of (rather than consummation of) any reorganization, merger or consolidation of, or sale or other disposition of all or substantially all of the assets of, the Company.

Reasons for Approval

The 2007 Stock Plan was approved by our shareholders on May 16, 2007 and amended by our shareholders on May 9, 2008. The purpose of the 2007 Stock Plan is to promote the interests of St. Jude Medical and our shareholders by aiding us in attracting and retaining employees, officers, consultants, advisors and non-employee Directors who we expect will contribute to our success and to enable these individuals to participate in our long-term success and growth by giving them a proprietary interest in St. Jude Medical. The purpose of the Stock Plan Amendments is to (1) permit the Company to continue to grant awards under the 2007 Stock Plan beyond the date when the currently authorized shares have been exhausted and (2) provide for a limitation on the definition of “change in control” in any award agreement for future awards granted under the 2007 Stock Plan.

The 2007 Stock Plan authorizes the grant of stock options and other forms of stock-based compensation. The Board of Directors believes that stock options and restricted stock have been, and that stock options, restricted stock and other forms of stock-based compensation will be, a very important factor in attracting and retaining experienced and talented employees and non-employee Directors who can contribute significantly to the management, growth and profitability of our business. Additionally, the Board of Directors believes that stock-based compensation aligns the interests of our management and non-employee Directors with the interests of our shareholders. The availability of stock-based compensation not only increases employees’ focus on the creation of shareholder value, but also enhances employee retention and generally provides increased motivation for our employees to contribute to the future success of St. Jude Medical.

We currently award stock options under the St. Jude Medical, Inc. 1997 Stock Option Plan, the St. Jude Medical, Inc. 2000 Stock Plan, as amended, the St. Jude Medical, Inc. 2002 Stock Plan, as amended, the St. Jude Medical, Inc. 2006 Stock Plan and the 2007 Stock Plan, and shares of restricted stock under the St. Jude Medical, Inc. 2000 Stock Plan, as amended, and the 2007 Stock Plan and may award stock appreciation rights under the St. Jude Medical, Inc. 2006 Stock Plan and the 2007 Stock Plan. As of March 11, 2011, 213,776 shares remained available for future awards under the St. Jude Medical, Inc. 1997 Stock Option Plan, 446,021 shares remained available for future awards under the St. Jude Medical, Inc. 2000 Stock Plan, as amended (including up to 107,439 shares of restricted stock), 87,480 shares remained available for future awards under the St. Jude Medical, Inc. 2002 Stock Plan, as amended, 509,022 shares remained available for future awards under the

St. Jude Medical, Inc. 2006 Stock Plan, and 6,542,912 shares remained available for future awards under the 2007 Stock Plan (including up to 2,907,294 shares of restricted stock, restricted stock units or other full-value awards).

We also issue shares of common stock to employees under the St. Jude Medical, Inc. 2007 Employee Stock Purchase Plan, which is considered to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. As of March 11, 2011, approximately 2,600,000 shares remained available for future awards under the 2007 Employee Stock Purchase Plan.

A copy of the 2007 Stock Plan, as amended and restated to reflect the Stock Plan Amendments, is attached as Appendix A to this proxy statement, and the amended text is highlighted in bold. The following summary of the material terms of the 2007 Stock Plan, as amended and restated, is qualified in its entirety by reference to the full text of the 2007 Stock Plan, as amended and restated.

Administration

The Compensation Committee administers the 2007 Stock Plan and has full power and authority to determine when and to whom awards are granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2007 Stock Plan. In addition, the Compensation Committee can specify whether, and under what circumstances, awards to be received under the 2007 Stock Plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the Compensation Committee. Subject to the provisions of the 2007 Stock Plan, the Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Compensation Committee has authority to interpret the 2007 Stock Plan and establish rules and regulations for the administration of the 2007 Stock Plan.

The Compensation Committee may delegate its powers under the 2007 Stock Plan to one or more Directors (including a Director who is also one of our officers), except that the Compensation Committee may not delegate its powers to grant awards to executive officers or Directors who are subject to Section 16 of the Exchange Act, or in a way that would violate Section 162(m) of the Internal Revenue Code. The Board of Directors may also exercise the powers of the Compensation Committee at any time, so long as its actions would not violate Section 162(m) of the Internal Revenue Code.

Eligible Participants

Any employee, officer, consultant, advisor or non-employee Director providing services to us or any of our affiliates, who is selected by the Compensation Committee or its delegate, is eligible to receive an award under the 2007 Stock Plan. As of March 11, 2011, approximately 2,841 employees, officers and Directors were eligible as a class to be selected by the Compensation Committee to receive awards under the 2007 Stock Plan.

Shares Available for Awards

The maximum number of shares of our common stock that may be issued under all stock-based awards made under the 2007 Stock Plan is currently 25,000,000. If the Stock Plan Amendments are approved by our shareholders, the maximum number of shares authorized under the 2007 Stock Plan will be increased by 20,000,000 to 45,000,000. No person may be granted under the 2007 Stock Plan in any calendar year options, stock appreciation rights or any other awards, the value of which is based solely on an increase in the value of our common stock after the date of grant of the award, of more than 500,000 shares in the aggregate.

The Compensation Committee will adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2007 Stock Plan.

Types of Awards and Terms and Conditions

The 2007 Stock Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	dividend equivalents;

•	performance awards of cash, stock or property;

•	stock awards; and

•	other stock-based awards.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2007 Stock Plan or any other compensation plan. Awards can be granted for no cash consideration or for any cash or other consideration as may be determined by the Compensation Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock, other securities, other awards or other property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value of our common stock on the date of grant of such option or SAR except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by or merged with us. Determinations of fair market value under the 2007 Stock Plan are made in accordance with methods and procedures established by the Compensation Committee. The term of awards may not be longer than 10 years from the date of grant, except that the term of each option and SAR may not be longer than 8 years from the date of grant. Awards will be adjusted by the Compensation Committee in the case of a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our common stock in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2007 Stock Plan.

Stock Options. The holder of an option is entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in shares of our common stock, other securities, other awards or other property having a fair market value on the exercise date equal to the exercise price.

Stock Appreciation Rights. The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Compensation Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee.

Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Compensation Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Compensation Committee. The Compensation Committee may permit accelerated vesting in the case of a participant’s death, disability or retirement, or a change in control of St. Jude Medical. If the participant’s employment or service as a Director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the Compensation Committee determines that it would be in our best interest to waive the remaining restrictions.

Dividend Equivalents. The holder of a dividend equivalent will be entitled to receive payments (in cash, shares of our common stock, other securities, other awards or other property) equivalent to the amount of cash dividends paid by us to our shareholders, with respect to the number of shares determined by the Compensation Committee. Dividend equivalents will be subject to other terms and conditions determined by the Compensation Committee, but the Compensation Committee may not grant dividend equivalents in connection with grants of options or SARs.

Performance Awards. In addition to options and SARs, the Compensation Committee may grant awards under the 2007 Stock Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. A performance award may be payable in cash or stock and will be conditioned solely upon the achievement of one or more objective performance goals established by the Compensation Committee in compliance with Section 162(m) of the Internal Revenue Code. The Compensation Committee must determine the length of the performance period, establish the performance goals for the performance period, and determine the amounts of the performance awards for each participant no later than 90 days after the beginning of each performance period according to the requirements of Section 162(m) of the Internal Revenue Code.

Performance goals must be based solely on one or more of the following business criteria, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or pro forma assets, net assets, equity, investment, capital and net capital employed), shareholder return (including total shareholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. The measure of performance may be set by reference to an absolute standard or a comparison to a group of entities, or other external measures. The Compensation Committee may establish rules during the first 90 days of a performance period to permit the Compensation Committee to adjust any evaluation of the performance under the applicable goals to exclude the effect of certain events, including asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

Under the 2007 Stock Plan, the Compensation Committee is required to certify that the applicable performance goals have been met prior to payment of any performance awards to participants. The maximum amount that may be paid with respect to performance awards to any participant in the aggregate in any calendar year is $3,500,000 in value, whether payable in cash, shares of our common stock or other property.

Stock Awards. The Compensation Committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the Compensation Committee and the limitations in the 2007 Stock Plan.

Other Stock-Based Awards. The Compensation Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our common stock, subject to terms and conditions determined by the Compensation Committee and the limitations in the 2007 Stock Plan.

Accounting for Awards

If an award entitles the holder to receive or purchase shares of our common stock, the shares covered by such award or to which the award relates are counted against the aggregate number of shares available for awards under the 2007 Stock Plan as follows:

•	With respect to stock options and stock appreciation rights, the number of shares available for awards is reduced by one share for each share covered by such award or to which the award relates.

•	With respect to any awards other than stock options and stock appreciation rights, the number of shares available for awards is reduced by 2.25 shares for each share covered by such award or to which such award relates (for all awards granted prior to the Company’s 2008 Annual Meeting of Shareholders, such ratio was 3 shares for each share covered by such award or to which such award relates).

•	For stock appreciation rights settled in shares upon exercise, the aggregate number of shares with respect to which the stock appreciation right is exercised, rather than the number of shares actually issued upon exercise, is counted against the number of shares available for awards under the 2007 Stock Plan.

Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash are not counted against the aggregate number of shares available for awards under the 2007 Stock Plan.

If any shares covered by an award or to which an award relates are not purchased or are forfeited or are reacquired by us (including shares of restricted stock, whether or not dividends have been paid on such shares), or if an award otherwise terminates or is cancelled without delivery of any shares, then the number of shares counted pursuant to the 2007 Stock Plan against the aggregate number of shares available under the 2007 Stock Plan with respect to such award, to the extent of any such forfeiture, reacquisition, termination or cancellation, are again available for granting awards under the 2007 Stock Plan. Shares that are withheld in full or partial payment of the purchase or exercise price of an award or in connection with the satisfaction of tax obligations relating to an award are not available again for granting awards under the 2007 Stock Plan.

Duration, Termination and Amendment

Unless discontinued or terminated by the Board of Directors, the 2007 Stock Plan will expire on May 15, 2017. No awards may be made after that date. The Board of Directors may amend, alter, suspend, discontinue or terminate the 2007 Stock Plan at any time, although shareholder approval must be obtained for any amendment to the 2007 Stock Plan that would increase the number of shares of our common stock available under the 2007 Stock Plan, increase the award limits under the 2007 Stock Plan, permit awards of options or SARs at a price less than fair market value, permit repricing of options or SARs, or cause Section 162(m) of the Internal Revenue Code to become unavailable with respect to the 2007 Stock Plan. Shareholder approval is also required for any action that requires shareholder approval under the rules and regulations of the SEC, the NYSE or any other securities exchange that are applicable to us.

Prohibition on Repricing Awards

Without the approval of our shareholders, the Compensation Committee will not reprice, adjust or amend the exercise price of any options or the grant price of any SAR previously awarded, whether through amendment, cancellation and replacement grant or any other means, except in connection with a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2007 Stock Plan.

Transferability of Awards

Awards under the 2007 Stock Plan may be transferred by will or by the laws of descent and distribution and, under such circumstances as the Compensation Committee approves in any award agreement, to members of a participant’s family.

Federal Income Tax Consequences

Grant of Options and SARs. The grant of a stock option (either an incentive stock option or a non-qualified stock option) or SAR is not expected to result in any taxable income for the recipient.

Exercise of Incentive Stock Options. No taxable income is realized by the optionee upon the exercise of an incentive stock option. If stock is issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such award holder within two years after the date of grant or within one year after the transfer of such shares to such award holder, then (1) upon the sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) we will not be entitled to a deduction for federal income tax purposes.

If the stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares, and (2) we will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by us.

Exercise of Non-Qualified Stock Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount. Upon exercising an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by us.

The tax consequence upon a disposition of shares acquired through the exercise of a non-qualified stock option or SAR will depend on how long the shares have been held. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under a non-qualified stock option or SAR.

Restricted Stock. Recipients of grants of restricted stock generally will be required to include as taxable ordinary income the fair market value of the restricted stock at the time it is no longer subject to a substantial risk of forfeiture. However, an award holder who makes an 83(b) election within 30 days of the date of grant of the restricted stock will incur taxable ordinary income on the date of grant equal to the fair market value of such shares of restricted stock (determined without regard to forfeiture restrictions). With respect to the sale of shares after the forfeiture restrictions have expired, the holding period to determine whether the award recipient has long-term or short-term capital gain or loss generally begins when the restrictions expire, and the tax basis for such shares will generally be based on the fair market value of the shares on that date. However, if the award holder made an 83(b) election as described above, the holding period commences on the date of such election, and the tax basis will be equal to the fair market value of the shares on the date of the election (determined without regard to the forfeiture restrictions on the shares). Dividends, if any, that are paid or accrued while the restricted stock is subject to a substantial risk of forfeiture will also be taxed as ordinary income. We will be entitled to an income tax deduction equal to amounts the award holder includes in ordinary income at the time of such income inclusion.

Restricted Stock Units, Performance Awards and Dividend Equivalents. Recipients of grants of restricted stock units, performance awards or dividend equivalents (collectively, “deferred awards”) will not incur any federal income tax liability at the time the awards are granted. Award holders will recognize ordinary income equal to (a) the amount of cash received under the terms of the award or, as applicable, (b) the fair market value of the shares received (determined as of the date of receipt) under the terms of the award. Dividend equivalents received with respect to any deferred award will also be taxed as ordinary income. Cash or shares to be received pursuant to a deferred award generally become payable when applicable forfeiture restrictions lapse; provided, however, that, if the terms of the award so provide, payment may be delayed until a later date to the extent permitted under applicable tax laws. We will be entitled to an income tax deduction for any amounts included by the award holder as ordinary income. For awards that are payable in shares, participant’s tax basis is equal to the fair market value of the shares at the time the shares become payable. Upon the sale of the shares, appreciation (or depreciation) after the shares are paid is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Other Stock Grants. As to other grants of shares of our common stock made under the 2007 Stock Plan not subject to a substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to the excess of (a) the fair market value of the shares received (determined as of the date of receipt) over (b) the amount (if any) paid for the shares by the holder of the award. We generally will be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and certain other performance awards paid under the 2007 Stock Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2007 Stock Plan.

Special Rules for Executive Officers and Directors Subject to Section 16 of the Exchange Act. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, shares received through exercise or payout of a non-qualified option, an incentive stock option (for purposes of the AMT only), an SAR or a restricted stock unit, and any shares of restricted stock that vest, may be treated as restricted property for purposes of Section 83 of the Internal Revenue Code if the recipient has had a non-exempt acquisition of shares of the Company’s common stock within the six months prior to the exercise, payout or vesting. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period (unless a special election is made by the recipient pursuant to Section 83(b) of the Internal Revenue Code to recognize income as of the date the shares are received).

Delivery of Shares for Tax Obligation. Under the 2007 Stock Plan, the Compensation Committee may permit participants receiving or exercising awards, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to deliver shares of our common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant) to us to satisfy federal, state, local or foreign tax obligations.

Section 409A of the Internal Revenue Code. The 2007 Stock Plan contains provisions intended to prevent adverse tax consequences under Section 409A of the Internal Revenue Code to holders of awards granted under the 2007 Stock Plan.

Historical Awards under the 2007 Stock Plan

The following table sets forth information with respect to the grants of options, restricted stock and restricted stock units to the Named Executive Officers, director nominees and the specified groups set forth below under the 2007 Stock Plan as of March 11, 2011.

Name and Position/Group	Options Granted	Restricted Stock Granted	Restricted Stock Units Granted
Daniel J. Starks Chairman, President and Chief Executive Officer	1,750,000	-0-	-0-

John C. Heinmiller Executive Vice President and Chief Financial Officer	847,000	-0-	-0-

Michael T. Rousseau Group President	708,000	4,000	-0-

Eric S. Fain President, Cardiac Rhythm Management Division	528,500	-0-	-0-

Denis M. Gestin President, International Division	354,000	2,000	-0-

All current executive officers as a group (13 persons)	5,778,686	11,500	58,920

All current non-executive directors as a group (7 persons)	23,179	34,562	-0-

Richard R. Devenuti Director Nominee	2,850	-0-	-0-

Thomas H. Garrett III Director Nominee	2,850	-0-	-0-

Wendy L. Yarno Director Nominee	2,850	-0-	-0-

Each associate of the above-mentioned directors, executive officers or nominees	-0-	-0-	-0-

Each other person who received or is to receive 5% of such awards	-0-	-0-	-0-

All employees (other than executive officers) as a group (2,686 persons)	12,268,312	-0-	781,632

New Plan Benefits

No awards made under the 2007 Stock Plan prior to the date of the 2011 Annual Meeting of Shareholders have been made subject to shareholder approval of the Stock Plan Amendments. The number and types of awards that will be granted under the 2007 Stock Plan, as amended and restated, in the future are not determinable, as the Compensation Committee will make these determinations in its sole discretion. The closing price of a share of our common stock, as reported on the NYSE on March 11, 2011, was $48.78.

Equity Compensation Plan Information

The following table summarizes information regarding our equity compensation plans in effect as of January 1, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)(2)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (3)(4)
Stock plans approved by shareholders (5)	33,257,958	38.23	7,624,799

St. Jude Medical, Inc. 2007 Employee Stock Purchase Plan approved by shareholders	—	—	2,586,951

All equity compensation plans approved by shareholders	33,257,958	38.23	10,211,750

Equity compensation plans not approved by shareholders	—	—	—

Total	33,257,958	38.23	10,211,750

Footnotes
(1)	As of March 11, 2011, the number of shares to be issued upon exercise of outstanding options, warrants and rights was 29,500,287, the weighted-average exercise price of outstanding options, warrants and rights was $38.59 and the remaining weighted average contractual term was 4.95 years. As of March 11, 2011, the number of shares to be issued upon vesting of restricted stock units was 832,736 and there were 6,000 shares of restricted stock outstanding. The option amounts include shares underlying stock options that were assumed by us in connection with our acquisition of Advanced Neuromodulation Systems, Inc. (“ANS”) in November 2005.
(2)	Excludes, as of January 1, 2011, 256,061 shares underlying outstanding stock options assumed by us in connection with our acquisition of ANS which were originally granted pursuant to the following plans of ANS: the Quest Medical, Inc. 1995 Stock Option Plan, the Quest Medical, Inc. 1998 Stock Option Plan, the ANS 2000 Stock Option Plan, the ANS 2001 Employee Stock Option Plan, the ANS 2002 Stock Option Plan and the ANS 2004 Stock Incentive Plan. The options are administered pursuant to the terms of the plan under which they were originally granted. No future options will be granted under these acquired plans.
(3)	As of March 11, 2011, the number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) was 7,799,211, of which no more than 3,014,733 shares can be issued as awards other than stock options or stock appreciation rights. This total does not include shares available under the 2007 Employee Stock Purchase Plan. Of the 7,799,211 shares available for future awards, 7,585,435 of those shares are under plans that provide for a maximum term of eight years, and 213,776 shares are under the St. Jude Medical, Inc. 1997 Stock Option Plan, which provides for a maximum term of ten years. Since 2000, all stock option awards have been granted with an eight year term, regardless of whether the plan under which they were granted would permit a longer term.
(4)	The shares available for future issuance as of January 1, 2011 included 107,439 shares available for restricted stock grants under the St. Jude Medical, Inc. 2000 Stock Plan, as amended and, if all remaining shares authorized for issuance under the 2007 Stock Plan were allocated to full value awards such that no additional stock options could be granted under the 2007 Stock Plan, up to 3,027,636 shares available for full value awards under the 2007 Stock Plan. As of March 11, 2011, the shares available for future issuance included 107,439 shares available for restricted stock grants under the St. Jude Medical, Inc. 2000 Stock Plan, as amended and, if all remaining shares authorized for issuance under the 2007 Stock Plan were allocated to full value awards such that no additional stock options could be granted under the 2007 Stock Plan, up to 2,907,294 shares available for full value awards under the 2007 Stock Plan.
(5)	Includes the St. Jude Medical, Inc. 1994 Stock Option Plan, the St. Jude Medical, Inc. 1997 Stock Option Plan, the St. Jude Medical, Inc. 2000 Stock Plan, as amended, the St. Jude Medical, Inc. 2002 Stock Plan, as amended, the St. Jude Medical, Inc. 2006 Stock Plan, and the St. Jude Medical, Inc. 2007 Stock Incentive Plan.

The Board of Directors recommends a vote FOR approval of the
2007 Stock Plan, as amended and restated. Proxies will be voted FOR approval of the
2007 Stock Plan, as amended and restated, unless otherwise specified.

SHAREHOLDER PROPOSAL TO DECLASSIFY
THE BOARD OF DIRECTORS

The Company has been notified by Tides Foundation having an address of The Presidio P.O. Box 29903 San Francisco, California 94129, which holds 10,000 shares of the Company’s common stock, that it intends to present the following proposal for consideration at the annual meeting. The Board of Directors is not opposing this proposal and makes no voting recommendation for the reasons stated after the proposal.

RESOLVED: the shareowners of St. Jude Medical request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual election of directors, whereby directors would be elected annually and not by classes. This declassification policy can be phased in so that it does not affect the unexpired terms of directors.

SUPPORTING STATEMENT

We believe accountability by the Board of Directors is vitally important to shareowners of the Company. Thus we are sponsoring this shareowner proposal which, as implemented, would reorganize the election of the Board so that each director stands for re-election by shareowners each and every year.

This would eliminate St. Jude Medical’s so-called “classified board”, whereby the trustees are divided into three classes, each serving a three-year term. Under the current structure, shareowners can only vote to elect one third of the Board each year.

Many institutional investors also believe that corporate governance policies and practices, and the level of accountability they create, are closely related to financial performance. It seems intuitive that when directors are accountable for their actions, they perform better.

In our opinion, the classified structure of the board is not in shareholders’ best interest because it reduces accountability to shareholders. Annual election of directors gives shareowners the power to replace a poorly functioning Director, or replace a majority of directors, if a situation arises warranting such drastic action. We don’t believe declassifying the board would destabilize St. Jude Medical in any way or affect the continuity of director service.

Increasingly, major corporations are adopting this governance change. In 2010 over 70% of the S&P 500 companies had annual elections of board members.

In addition, shareholders resolutions requesting annual elections regularly receive votes of over 50%. In 2009 the average vote was 68%, and in 2010 the average vote was 58% in favor of resolutions indicating strong investor support.

Increasingly, companies themselves are presenting resolutions seeking shareholder support of declassification. These management backed sponsored resolutions seeking annual elections regularly receive votes in the 90% plus range. This is clearly a trend as companies strive to adopt best governance practices.

A staggered Board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance. (See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrel, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005.)

Shareowners support excellent corporate governance and believe that it affects shareowner value. If St. Jude Medical took the steps necessary to declassify its Board as requested in this resolution, it would be a strong statement that St. Jude Medical is committed to good corporate governance and listening to its investors.

If passed and implemented, shareowners would have the opportunity to register their views at each annual meeting on the performance of the Board as a whole and of each trustee as an individual.

Board Response

The Board of Directors has considered the proposal set forth above relating to the declassification of the Board, and has determined not to oppose the proposal and to make no voting recommendation to shareholders. The proposal, which is advisory in nature, would constitute a recommendation to the Board of Directors, if approved by shareholders, for the annual election of directors. The Board recognizes that having staggered terms for Directors is a controversial topic, and believes that there are valid arguments in favor of, and in opposition to, classified boards. The Board wants to use this proposal as an opportunity for shareholders to express their views on this subject without being influenced by any recommendation the Board might make.

The considerations for and against a classified Board are summarized below.

Considerations Favoring a Classified Board

•	Classification of the Board tends to foster continuity and stability of management and business policies.

•	Classification makes it more difficult and time-consuming to change majority control of the Board which reduces the vulnerability of the Company to an unsolicited takeover proposal. Thus, classification may encourage persons attempting certain types of transactions that involve an actual or threatened change of control of the Company to first seek to negotiate with the Company and may discourage pursuit of such transactions on a non-negotiated basis.

Considerations Against a Classified Board

•	Classification of the Board could make more difficult or discourage the removal of incumbent directors, through a proxy contest or otherwise, and the assumption of control by a holder of a substantial block of the Company’s common stock, and could thus have the effect of entrenching incumbent management

•	Classification could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders.

The Board will abide by the vote of shareholders on this proposal. Approval of this proposal, however, would not, by itself, eliminate the Company’s classified board. In order to eliminate the classified board, Minnesota law requires that the Board of Directors and the holders of more than 50% of the Company’s outstanding shares approve an amendment to the Company’s articles of incorporation. If shareholders approve this proposal at this year’s annual meeting, the Board will present for a vote of shareholders at next year’s annual meeting an amendment to the articles of incorporation that, if approved, would eliminate the classified board.

The Board of Directors is not opposing this shareholder proposal and makes no voting recommendation to shareholders.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011. Ernst & Young LLP will audit our consolidated financial statements for 2011 and perform other services approved by the Audit Committee.

Audit and Other Fees

The following table presents Ernst & Young LLP fees for professional services by type and amount charged to the Company during fiscal years 2010 and 2009 (in thousands):

	2010	2009
Audit Fees(1)	$5,794	$4,975
Audit-Related Fees(2)	$ 112	$ 83
Tax Fees(3)	$2,883	$3,385
All Other Fees	—	—

______________________________
Footnotes
(1)	Audit fees represent fees billed for professional services rendered for: the audit of the registrant’s annual financial statements; the review of quarterly financial statements; services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; and services that generally only the auditor reasonably can provide. This category includes: fees for statutory audits required domestically and internationally; comfort letters; consents; assistance with and review of documents filed with the SEC; Section 404 attestation services; other attest services that generally only the auditor can provide; work done by tax professionals in connection with the audit or quarterly review; and accounting consultations billed as audit services, as well as other accounting and financial reporting consultation and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).
(2)	Audit-related fees represent amounts for employee benefit plan audits, due diligence assistance and other attestation services.
(3)	Tax fees represent amounts for preparation or review of the Company’s income and related tax returns, tax planning and tax advice. Tax fees for preparation or review of the Company’s income and related tax returns totaled $659 (thousand) and $579 (thousand) in fiscal years 2010 and 2009, respectively.

Pre-Approval Policy for Audit and Permissible Non-Audit Services

In 2003, the Audit Committee adopted the “Pre-Approval of Independent Auditor Services and Fees” policy. The policy requires that all services by the Company’s independent registered public accounting firm be approved in advance by the Audit Committee and expresses a preference that non-audit services be performed by persons other than the Company’s independent registered public accounting firm. Each year, the Audit Committee authorizes the terms, including the scope, and the fees for the annual audit. Once a year, the Audit Committee reviews general requests to approve non-audit matters, including fees, performed by the Company’s independent registered public accounting firm. In addition, specific requests for non-audit services by the independent registered public accounting firm may be brought to the Audit Committee from time to time. The policy also prohibits engaging the independent registered public accounting firm to perform services prohibited by law.

In 2009 and 2010, there were no fees paid to Ernst & Young LLP that were not approved in advance by the Audit Committee.

Ratification of Appointment

A proposal will be presented at the annual meeting to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011 in order to ascertain the views of our shareholders on this appointment. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its selection of the Company’s independent registered public accounting firm for 2011. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accounting firm, may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement and to answer your questions.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP.
Proxies will be voted FOR ratification of this appointment unless otherwise specified.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Under SEC rules, shareholders who wish to present a proposal at the 2012 Annual Meeting of Shareholders and have it included in our proxy statement for that meeting must submit the proposal in writing to Pamela S. Krop, Corporate Secretary, St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, Minnesota 55117. We must receive your written proposal no later than December 3, 2011.

Shareholders who intend to present a proposal at the 2012 Annual Meeting of Shareholders, but not to include the proposal in our proxy statement, must comply with the requirements established in the Company’s bylaws. The bylaws require, among other things, that a shareholder submit a written notice to the Corporate Secretary of the Company of the intention to bring a proposal before the meeting not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made).

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

We have sent to our shareholders the Notice containing instructions on how to access this proxy statement and our 2010 Annual Report to Shareholders on-line. Shareholders who received a paper copy of this proxy statement were also sent a copy of our 2010 Annual Report. Both our 2010 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended January 1, 2011 are available on our website at www.sjm.com, by clicking on Investor Relations and Annual Reports and SEC Filings, respectively. Copies of the Form 10-K are available to any shareholder who submits a request in writing to St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, MN 55117, Attention: Corporate Secretary. Copies of any exhibits to the Form 10-K are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC rules allow a single copy of the proxy statement and annual report to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household St. Jude Medical proxy statements and annual reports, delivering a single copy of each to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our proxy statement and/or our annual report to a shareholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, shareholders should write to St. Jude Medical, Inc., One St. Jude Medical Drive, St. Paul, MN 55117, Attention: Corporate Secretary, or call (800) 328-9634.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business properly comes before the annual meeting, the holders of the proxies will have discretionary voting authority to vote your shares as they deem in the best interest of the Company.

Daniel J. Starks
Chairman of the Board of Directors,
President and Chief Executive Officer

April 1, 2011

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Appendix A

st. jude medical, INC. 2007 stock INCENTIVE PLAN as amended AND RESTATED (2011)

i

ii

st. jude medical, inc.
2007 stock INCENTIVE PLAN, AS AMENDED AND RESTATED (2011)

Section 1. Purpose

The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Award, Stock Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d)  “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall have the meaning ascribed to such term in an Award Agreement, provided that no Award Agreement for an Award granted after the Company’s 2011 annual meeting of shareholders shall contain a definition of Change in Control that has the effect of accelerating the exercisability of any Award or the lapse of restrictions relating to any Award upon only the announcement or shareholder approval of (rather than consummation of) any reorganization, merger or consolidation of, or sale or other disposition of all or substantially all of the assets of, the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g) “Committee” shall mean the Compensation Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the

Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code. The Company expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(h)  “Company” shall mean St. Jude Medical, Inc., a Minnesota corporation, or any successor corporation.

(i) “Director” shall mean a member of the Board.

(j) “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.

(k)  “Eligible Person” shall mean any employee, officer, consultant, advisor or non-employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee in accordance with Section 409A of the Code. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the closing sale price of the Shares on the New York Stock Exchange as reported in the consolidated transaction reporting system on such date or, if such Exchange is not open for trading on such date, on the most recent preceding date when such Exchange is open for trading.

(n) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(o) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(p) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(q) “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(r) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(s) “Performance Award” shall mean any right granted under Section 6(e) of the Plan.

2

(t) “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), shareholder return (including total shareholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(u) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(v) “Plan” shall mean this St. Jude Medical, Inc. 2007 Stock Incentive Plan, as amended from time to time.

(w) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(x) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(y)  “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(z) “Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

(aa) “Shares” shall mean shares of Common Stock, par value of $0.10 per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(bb) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

3

(cc) “Stock Award” shall mean any Share granted under Section 6(f) of the Plan.

Section 3. Administration.

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including, without limitation, the terms and conditions relating to a Change in Control; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 4(c) hereof, the Committee shall not reprice, adjust or amend the exercise price of Options or the grant price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate. The Company intends that Awards under the Plan shall satisfy the requirements of Section 409A of the Code to avoid any adverse tax results thereunder and the Committee shall administer and interpret the Plan and all Award Agreements in a manner consistent with that intent. In this regard, if any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A of the Code, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A of the Code shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof.

(b) Delegation. The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m) of the Code.

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(c) Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m) of the Code.

Section 4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 45,000,000. Shares to be issued under the Plan will be authorized but unissued Shares or Shares that have been reacquired by the Company and designated as treasury shares. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company (including shares of Restricted Stock, whether or not dividends have been paid on such shares), or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted pursuant to Section 4(b) of the Plan against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan. Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall not be available for granting Awards under the Plan.

(b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted, in accordance with this Section 4(b), on the date of grant of such Award against the aggregate number of Shares available for Awards under the Plan. With respect to Options and Stock Appreciation Rights, the number of Shares available for Awards under the Plan shall be reduced by one Share for each Share covered by such Award or to which such Award relates. With respect to any Awards other than Options and Stock Appreciation Rights that were granted prior to the Company’s 2008 annual meeting of shareholders, the number of Shares available for Awards under the Plan shall be reduced by three Shares for each Share covered by such Award or to which such Award relates. With respect to any Awards other than Options and Stock Appreciation Rights that are granted after the Company’s 2008 annual meeting of shareholders, the number of Shares available for Awards under the Plan shall be reduced by 2.25 Shares for each Share covered by such Award or to which such Award relates. For Stock Appreciation Rights settled in Shares upon exercise, the aggregate number of Shares with respect to which the Stock Appreciation Right is exercised, rather than the number of Shares actually issued upon exercise, shall be counted against the number of Shares available for Awards under the Plan. Awards that do not entitle the holder thereof to receive or purchase Shares and Awards that are settled in cash shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to

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purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan.

(d) Award Limitations Under the Plan.

(i) Section 162(m) Limitation for Certain Types of Awards. No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 500,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year.

(ii) Section 162(m) Limitation for Performance Awards. The maximum amount payable pursuant to all Performance Awards to any Participant in the aggregate in any calendar year shall be $3,500,000 in value, whether payable in cash, Shares or other property. This limitation does not apply to any Award subject to the limitation contained in Section 4(d)(i) of the Plan.

Section 5. Eligibility.

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

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Section 6. Awards.

(a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii) Option Term. The term of each Option shall be fixed by the Committee but shall not be longer than 8 years from the date of grant.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee; provided, however, that the term of each Stock Appreciation Right shall not be longer than 8 years from the date of grant. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the

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following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, disability or retirement or a change in control of the Company.

(ii) Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii) Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d) Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options or Stock Appreciation Rights to such Eligible Persons.

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(e) Performance Awards. The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).

(f) Stock Awards. The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.

(g) Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement. Shares, or other securities delivered pursuant to a purchase right granted under this Section 6(g), shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted. The consideration paid by the Participant may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), as the Committee shall determine.

(h) General.

(i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

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(ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments; provided that the timing of any deferred payments shall be determined at the time of grant, except to the extent otherwise permitted under Section 409A of the Code.

(iv) Term of Awards. The term of each Award shall be for a period not longer than 10 years from the date of grant; provided, however, that the term of each Option and Stock Appreciation Right shall not be longer than 8 years from the date of grant.

(v) Limits on Transfer of Awards. Except as otherwise provided by the Committee or the terms of this Plan, no Award and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

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(vi) Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

Section 7. Amendment and Termination; Corrections.

(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the shareholders of the Company shall be required for any amendment to the Plan that:

(i) requires shareholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange or any other securities exchange that are applicable to the Company;

(ii) increases the number of shares authorized under the Plan as specified in Sections 4(a) and 4(b) of the Plan;

(iii) increases the number of shares subject to the limitations contained in Section 4(d) of the Plan;

(iv) permits repricing of Options or Stock Appreciation Rights which is prohibited by Section 3(a)(v) of the Plan;

(v) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b)(ii) of the Plan; and

(vi) would cause Section 162(m) of the Code to become unavailable with respect to the Plan.

(b) Amendments to Awards. Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof.

(c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

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Section 8. Income Tax Withholding.

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9. General Provisions.

(a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

(c) No Rights of Shareholders. Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(d) No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(e) No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

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(f) Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(g) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i) Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(j) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(k) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10. Effective Date of the Plan.

The Plan shall be subject to approval by the shareholders of the Company at the annual meeting of shareholders of the Company to be held on May 16, 2007 and the Plan shall be effective as of the date of such shareholder approval.

Section 11. Term of the Plan.

The Plan shall terminate at midnight on May 15, 2017, unless terminated before then by the Board. Awards may be granted under the Plan until the Plan terminates or until all Shares available for Awards under the Plan have been purchased or acquired; provided, however, that Incentive Stock Options may not be granted following the 10-year anniversary of the Board’s adoption of the Plan. The Plan shall remain in effect as long as any Awards are outstanding.

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Adopted by Board February 23, 2007, subject to and effective upon shareholder approval
Approved by shareholders May 16, 2007
Amended by Board February 22, 2008, subject to and effective upon shareholder approval
Approved by shareholders May 9, 2008
Amended by Board October 23, 2008
Adopted by Board February 25, 2011, subject to and effective upon shareholder approval

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ST. JUDE MEDICAL, INC.
ATTN: INVESTOR RELATIONS
ONE ST. JUDE MEDICAL DRIVE
ST. PAUL, MN 55117

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	M30009-P06777	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ST. JUDE MEDICAL, INC.

The Board of Directors recommends you vote FOR the following proposal:

1.	Election of Directors			For	Against	Abstain

Nominees:

	1a.	Richard R. Devenuti		☐	☐	☐

	1b.	Thomas H. Garrett III		☐	☐	☐

	1c.	Wendy L. Yarno		☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain

2.	Advisory vote on compensation of our named executive officers.			☐	☐	☐

The Board of Directors does not have a recommendation for voting on the following proposal:			1 Year	2 Years	3 Years	Abstain

3.	Advisory vote on the frequency of the advisory vote on compensation of our named executive officers.		☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐
				Yes	No

Please indicate if you plan to attend this meeting.				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

4.	To approve amendments to the St. Jude Medical, Inc. 2007 Stock Incentive Plan.	☐	☐	☐

The Board of Directors does not have a recommendation for voting on the following proposal:		For	Against	Abstain

5.	To consider and act upon a shareholder proposal regarding the declassification of our Board of Directors.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

6.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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M30010-P06777

ST. JUDE MEDICAL, INC.
Annual Meeting of Shareholders
May 12, 2011 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Daniel J. Starks, John C. Heinmiller and Pamela S. Krop or any one of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of St. Jude Medical, Inc., to be held May 12, 2011 at 8:30 a.m. central time, at the Minnesota History Center, 345 Kellogg Boulevard West, St. Paul, Minnesota, 55102 or at any adjournment thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

The shares represented by this proxy will be voted as specified, but if no specification is made, the shares will be voted “FOR” each of the Director nominees, “FOR” Proposal 2, “FOR” Proposal 4, “FOR” Proposal 6, and in the discretion of the named proxies on all other matters.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 12, 2011.

ST. JUDE MEDICAL, INC.

ST. JUDE MEDICAL, INC.
ATTN: INVESTOR RELATIONS
ONE ST. JUDE MEDICAL DRIVE
ST. PAUL, MN 55117

Meeting Information

Meeting Type:	Annual Meeting

For holders as of:	March 15, 2011

Date: May 12, 2011	Time: 8:30 a.m.

Location:	Minnesota History Center 345 Kellogg Boulevard West St. Paul, Minnesota 55102

Meeting Directions: Please call 651-259-3000

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M30013-P06777

——  Before You Vote  ——
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT
How to View Online:
Have the information that is printed in the box marked by the arrow	XXXX XXXX XXXX	(located on the following page) and
visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow
XXXX XXXX XXXX		(located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 26, 2011 to facilitate timely delivery.

——  How To Vote  ——
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow
XXXX XXXX XXXX	available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M30014-P06777

Voting Items

The Board of Directors recommends you vote FOR the following proposal:

1.	Election of Directors

Nominees:

1a. Richard R. Devenuti

1b. Thomas H. Garrett III

1c. Wendy L. Yarno

The Board of Directors recommends you vote FOR the following proposal:

2.	Advisory vote on compensation of our named executive officers.

The Board of Directors does not have a recommendation for voting on the following proposal:

3.	Advisory vote on the frequency of the advisory vote on compensation of our named executive officers.

The Board of Directors recommends you vote FOR the following proposal:

4.	To approve amendments to the St. Jude Medical, Inc. 2007 Stock Incentive Plan.

The Board of Directors does not have a recommendation for voting on the following proposal:

5.	To consider and act upon a shareholder proposal regarding the declassification of our Board of Directors.

The Board of Directors recommends you vote FOR the following proposal:

6.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

M30015-P06777

M30016-P06777